EXHIBIT 10.1

PURCHASE and Sale AGREEMENT

by and between

PATTERN ENERGY GROUP INC.,

Purchaser

and

PATTERN ENERGY GROUP LP,

Seller

Dated as of

February 26, 2018

Interests

in

green power tsugaru GK

list of APPENDICES

Appendix A-1	General Definitions

Appendix A-2	Rules of Construction

Appendix B	Transaction Terms and Conditions

Appendix C	Acquired Interests; Ownership Structure; and Project Information

Appendix D	Documents and Key Counterparties

Appendix E	Affiliate Transactions

PURCHASE and Sale AGREEMENT

THIS PURCHASE and Sale AGREEMENT (this “Agreement”), dated as of February 26, 2018, is made by and between Pattern Energy Group Inc., a Delaware corporation (“Purchaser”), and Pattern Energy Group LP, a Delaware limited partnership (the “Seller”). Capitalized terms used in this Agreement shall have the respective meanings specified in Appendix A-1 attached hereto.

RECITALS

WHEREAS, Seller owns, indirectly through Pattern Development Japan Holdings LLC, a Delaware limited liability company (the “Subsidiary Transferor”), among other things, 100% of the membership interests in Tsugaru Holdings LLC, a Delaware limited liability company ( “HoldCo”, as described on Part I of Appendix C attached hereto) which owns 95% of the membership interests in Green Power Tsugaru GK, a Japanese godo kaisha, (“Project Company”, as described on Part I of Appendix C), which owns and operates the wind project (the “Project”, as described on Part II of Appendix C);

WHEREAS, pursuant to that certain Purchase and Sale Agreement by and between Purchaser and Green Power Investment Corporation, a Japanese corporation (“GPI”), dated as of the date hereof (the “GPI PSA”), Purchaser agreed to acquire, indirectly through Pattern US Finance Company LLC, a Delaware limited liability company, 100% of the equity interests in Green Power Tsugaru Holdings GK, a Japanese godo kaisha;

WHEREAS, immediately following consummation of the transactions set forth in the GPI PSA, Purchaser desires to cause Green Power Tsugaru Holdings GK, a Japanese godo kaisha (the “Subsidiary Purchaser”), to purchase, and Seller desires to cause the Subsidiary Transferor to sell to the Subsidiary Purchaser, the Acquired Interests defined and described in Part I of Appendix C attached hereto (the “Acquired Interests”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual terms, conditions and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE ACQUIRED INTERESTS

1.1  Agreement to Sell and Purchase. Subject to the satisfaction or waiver (by the party for whose benefit such condition exists) of the conditions set forth in Article 5 and the other terms and conditions of this Agreement, at the Closing (a) Seller shall sell, assign, transfer and convey (or, if applicable, cause the applicable Subsidiary Transferor to sell, assign, transfer and convey) the Acquired Interests to Purchaser (or, if applicable, the Subsidiary Purchaser), and (b) the Purchaser shall (or shall cause the applicable Subsidiary Purchaser to) purchase the Acquired Interests from Seller (or, if applicable, the Subsidiary Transferor), for the Purchase Price set forth in Part I of Appendix B (subject to the adjustments set forth therein) (the “Purchase Price”).

1.2  Signing Date Deliverables. On or prior to the date of this Agreement, Seller has delivered or is delivering to Purchaser the Financial Model for the Project Company as of the date hereof. On the date of this Agreement each of Seller and Purchaser shall deliver to the other party the deliverables set forth in Part II of Appendix B.

1.3  Purchase Price. The purchase price payable by the Purchaser (or, if applicable, the Subsidiary Purchaser) to Seller (or, if applicable, the Subsidiary Transferor) for the Acquired Interests at Closing shall be the Initial Purchase Price. The Initial Purchase Price shall be subject to adjustment by the Purchase Price Adjustment (if any) and/or the Post-Closing Adjustment (if any) and/or the Deferred Purchase Price (if any), each as set forth in Part I of Appendix B. All payments of the Initial Purchase Price, any Purchase Price Adjustment and any Post-Closing Adjustment with respect thereto and any Deferred Purchase Price shall be paid by wire transfer of same day funds in the applicable Currency to the applicable accounts set forth in Part I of Appendix B.

1.4  The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the date and at the location specified in Part III of Appendix B or such other time and place as the parties hereto shall mutually agree (including Closing by facsimile or “PDF” electronic mail transmission exchange of executed documents or signature pages followed by the exchange of originals as soon thereafter as practicable), and will be effective as of 12:01 a.m. Eastern Time on the day the Closing occurs.

1.5  Conduct of Closing.

(a)  At or prior to the Closing, Seller shall deliver, or cause to be delivered, to the Purchaser:

(i)	the original certificates representing the Acquired Interests duly endorsed for transfer by Seller (or, if applicable, the Subsidiary Transferor) to the Purchaser (or, if applicable, the Subsidiary Purchaser) or with appropriate powers with respect thereto duly endorsed by Seller (or, if applicable, such Subsidiary Transferor); provided, that if the Acquired Interests are not in certificated form, Seller shall deliver to the Purchaser a duly executed assignment agreement or other instrument conveying such Acquired Interests to the Purchaser in form and substance reasonably acceptable to the Purchaser;

(ii)	any other documents and certificates contemplated by Article 4 and Article 5 hereof to be delivered by or on behalf of Seller, including the certificate referred to in Section 5.2(d);

(iii)	not less than five (5) Business Days prior to its delivery of a Closing Notice, Seller shall deliver to the Purchaser (A) an updated Financial Model for the Project, which shall be revised pursuant to Part I of Appendix B and which shall be used to determine the Purchase Price Adjustment applicable to the Initial Payment; and

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(B) a detailed calculation of the proposed Purchase Price Adjustment applicable to the Initial Payment. The Purchaser shall have a period of two (2) Business Days to review and confirm the updates to the Financial Model and the calculation of the Purchase Price Adjustment applicable to the Initial Payment. If the Purchaser disapproves of such updates to the Financial Model and/or the calculation of the Purchase Price Adjustment applicable to the Initial Payment, the parties shall have a further period of two (2) Business Days to negotiate same. In the event that the parties cannot agree on such updates to the Financial Model and/or calculation of the Purchase Price Adjustment applicable to the Initial Payment (acting reasonably) following such two (2) Business Day period, (x) the parties shall resolve any dispute in accordance with the procedures set forth in Section 7.4 (which, for the avoidance of doubt, shall not delay the Closing Date) and (y) the amount in dispute shall be retained by the Purchaser until the dispute is resolved as aforesaid. Subject to the foregoing, Seller shall deliver to Purchaser a signed direction containing the final determination of the Initial Purchase Price (less any disputed amount) for the Purchaser not less than two (2) Business Days prior to the Closing Date; and

(iv)	any other Closing deliverables set forth in Appendix B-1.

(b)  At or prior to the Closing, the Purchaser shall deliver to Seller:

(i)	the documents and certificates contemplated by Article 4 and Article 5 hereof to be delivered by or on behalf of the Purchaser, including the certificate referred to in Section 5.3(d); and

(ii)	any other Closing deliverables set forth in Appendix B-2.

1.6  Withholding. Notwithstanding any provision contained herein to the contrary, Purchaser shall be entitled to deduct and withhold from the Purchase Price or any payment otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold under any provision of applicable Laws. If Purchaser so withholds, the amounts withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom Purchaser made such deduction or withholding.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, Seller hereby represents and warrants to Purchaser as set forth in this Article 2 as of (a) the date hereof and (b) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular

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Section of this Article 2 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.

2.1  Organization and Status. Each of Seller and each Subsidiary Transferor (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement or Part I of Appendix C, as applicable, (b) is duly qualified, authorized to do business and in good standing (or the equivalent under Japan law) in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. Seller has made available to Purchaser complete and correct copies of the Organization Documents for Seller, each Subsidiary Transferor, HoldCo and each of its Subsidiaries. Part I of Appendix C sets forth a list of each Subsidiary of HoldCo and for each Subsidiary: (a) its name, (b) the number and type (as applicable) of its outstanding equity interests and a list of the holders thereof and (c) its jurisdiction of organization. Holdco and each Subsidiary of HoldCo is a legal entity duly formed, validly existing and in good standing (or the equivalent under Japan law) under the Laws of the jurisdiction of its formation and has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing (or the equivalent under Japan law) in each jurisdiction in which the property owned, leased or operated by such Person or the nature of the business conducted by such Person makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing (or the equivalent under Japan law) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.2  Power; Authority; Enforceability. Each of Seller and each Subsidiary Transferor has the legal capacity and power to enter into, deliver and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the legal valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

2.3  No Violation. The execution, delivery and performance by Seller of its obligations under this Agreement, and the performance by each Subsidiary Transferor of this Agreement, in each case including without limitation the sale of the Acquired Interests to the Purchaser, do not, and will not, (a) violate any Governmental Rule to which Seller, any Subsidiary Transferor, HoldCo or any of its Subsidiaries is subject or the Organization Documents of Seller, any Subsidiary Transferor, HoldCo or any of its Subsidiaries, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon the Acquired Interests, HoldCo or any of its Subsidiaries, (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify

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or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller, any Subsidiary Transferor, HoldCo or any of its Subsidiaries is a party or by which any such Person is bound, (d) other than as set forth in Part VII of Appendix B, conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel or require any Consent under any Material Contract or (e) other than as set forth in Part VII of Appendix B, require any notice under any Material Contract, except in the case of this clause (e), as would not reasonably be expected to be material in the context of the Project or otherwise prevent or materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

2.4  No Litigation.

(a)  None of Seller, the Subsidiary Transferor or any of its Subsidiaries is a party to or has received written notice of any pending or, to the Knowledge of Seller, threatened litigation, action, suit, proceeding or governmental investigation against Seller, the Subsidiary Transferor or any of its Subsidiaries which would reasonably be expected to be material to the ownership of the Acquired Interests or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.

(b)  None of HoldCo or any of its Subsidiaries is a party to or has received written notice of any pending or, to the Knowledge of Seller, threatened litigation, action, suit, proceeding or governmental investigation which would reasonably be expected to be material to HoldCo or any of its Subsidiaries or the Project or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.

(c)  There are no material disputes with any counterparty to a Material Contract, nor has HoldCo or any of its Subsidiaries made any material warranty claim under any Material Contract.

2.5  Consents and Approvals. Except as set forth on Part VII of Appendix B, no Consent of any Governmental Authority is required by or with respect to Seller, the Subsidiary Transferor, HoldCo or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Seller, or the consummation by Seller or any Subsidiary Transferor of the transaction contemplated hereby, except for any Consents which if not obtained or made prior to the Closing would not reasonably be expected to prevent or impair or delay the consummation of the transactions contemplated by this Agreement and which can be reasonably expected to be obtained or made in the ordinary course after the Closing.

2.6  Acquired Interests. Seller owns indirectly through the Subsidiary Transferor, of record and beneficially one hundred percent (100%) of the equity interests of HoldCo. As of immediately prior to the Closing, HoldCo will own, of record and beneficially, the Acquired Interests in the Project Company specified in Part I of Appendix C. Part I of Appendix C sets forth the equity capitalization (or proposed equity capitalization) of HoldCo and each of its Subsidiaries. All of the interests described in Part I of Appendix C have been duly authorized, validly issued and are fully-paid and non-assessable and, except as set forth on Part I of

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Appendix C, there are no outstanding (i) equity interests or voting securities of HoldCo or any of its Subsidiaries, (ii) securities of HoldCo or any of its Subsidiaries convertible into or exchangeable for any equity interests or voting securities of HoldCo or any of its Subsidiaries or (iii) options or other rights to acquire from HoldCo or any of its Subsidiaries, or other obligation of HoldCo or any of its Subsidiaries to issue, any equity interests or voting securities or securities convertible into or exchangeable for equity interests or voting securities of HoldCo or any of its Subsidiaries, or any obligations of HoldCo or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the foregoing. The Seller (or, if applicable, each Subsidiary Transferor) has good and valid title to, and has, or will have, full power and authority to convey, the Acquired Interests, as of the Closing Date. The Acquired Interests have been, or will be, validly issued, and are, or will be, fully paid and non-assessable. No Person other than Purchaser has any written or oral agreement or option or any right or privilege, whether by law, pre-emptive or contractual, capable of becoming an agreement or option for the purchase or acquisition from Seller or any Subsidiary Transferor of any of the Acquired Interests. On the Closing Date, Seller (or, if applicable, the Subsidiary Transferor) will convey to Purchaser good and valid title to the Acquired Interests free and clear of all Liens other than any obligations imposed under the Organization Documents of HoldCo or its Subsidiaries or restrictions arising under applicable securities laws.

2.7  Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of Seller, threatened against, Seller or any Subsidiary Transferor, HoldCo or any of its Subsidiaries. None of Seller, any Subsidiary Transferor, HoldCo or any of its Subsidiaries (a) has had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of its business or its assets, and to the Knowledge of Seller, no application therefor is pending or threatened, (b) is insolvent or presumed to be insolvent under any law or is unable to pay its debts as and when they fall due, (c) has made a general assignment for the benefit of its creditors, or (d) has taken any action to approve any of the foregoing.

2.8  Compliance with Law.

(a)  There has been no actual violation by Seller or any Subsidiary Transferor of, or failure by Seller or any Subsidiary Transferor to comply with, any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

(b)  To the Knowledge of Seller, there has been no actual violation by HoldCo or any of its Subsidiaries of or failure by HoldCo or any of its Subsidiaries to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to be material and relates to the Project or would otherwise reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

2.9  Taxes.

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(a)  HoldCo has been, at all times since its formation, a partnership or a disregarded entity for U.S. federal income tax purposes. The Project Company has been, at all times since August 1, 2014, a partnership or a disregarded entity for U.S. federal income tax purposes.

(b)  The Project Company has been, at all times since its formation, taxable as a corporation for Japanese tax purposes.

(c)  With respect to HoldCo and its Subsidiaries, no jurisdiction or authority in or with which such entity does not file Tax Returns has alleged that it is required to file Tax Returns, and there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to any such entity.

(d)  Each of HoldCo and its Subsidiaries has timely filed all Tax Returns that it is required to file, has timely paid or has caused to be timely paid all Taxes it is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate and segregated reserves established for such Taxes) and, to the extent such Taxes are not due, has established or caused to be established reserves that are adequate for the payment thereof as required by GAAP.

(e)   None of HoldCo and its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group for any Tax purposes other than one of which HoldCo or its Subsidiaries was the common parent, or made any election or participated in any arrangement whereby any Tax liability or any Tax asset of HoldCo or its Subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other Person.

(f)  Each of HoldCo and its Subsidiaries has withheld from each payment made to any Person, all amounts required by applicable Laws to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authorities.

(g)  Each of HoldCo and its Subsidiaries has charged, collected and remitted on a timely basis all Taxes as required under applicable Laws on any sale, supply or delivery whatsoever, made by it.

(h)  Each of HoldCo and its Subsidiaries has maintained and continues to maintain at its place of business all records and books of account required to be maintained under applicable Laws, including Laws relating to sales and use Taxes.

(i)  With respect to each of HoldCo and its Subsidiaries, (i) no reassessments of the Taxes of it have been issued and are outstanding, (ii) none of Seller, the Subsidiary Transferor or HoldCo has received any indication from any Governmental Authority that an assessment or reassessment of it is proposed in respect of any Taxes, regardless of its merits, and (iii) it has not executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

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(j)  None of HoldCo or any of its Subsidiaries will be required to include for any Post-Closing Tax Period (i) any adjustment in taxable income pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Laws) or (ii) taxable income attributable to any prepaid amount received on or prior to the Closing Date or income economically realized in any Pre-Closing Tax Period, including any distributions in a Pre-Closing Tax Period from an entity that is fiscally transparent for Tax purposes and any income that would be includible in a Post-Closing Tax Period as a result of the installment method.

(k)  HoldCo has not participated in a “reportable transaction” within the meaning of United States Treasury Regulations Section 1.6011-4.

2.10  Unregistered Securities. It is not necessary in connection with the sale of the Acquired Interests, under the circumstances contemplated by this Agreement, to register such Acquired Interests under the Securities Act of 1933 (the “Securities Act”), or under any other applicable securities laws.

2.11  Broker’s Fees. None of Seller, any Subsidiary Transferor, HoldCo or any of its Subsidiaries has any liability or obligation for any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.12  Material Contracts. Parts I, III, IV and V of Appendix D set forth, collectively, a list of all Material Contracts. At or prior to the date hereof (or, in the case of Material Contracts included in any Updated Disclosure Schedules, at or prior to the date such Updated Disclosure Schedules are delivered) Seller has provided Purchaser with, or access to, copies of all Material Contracts. To the extent any obligations of or for the benefit of HoldCo or any of its Subsidiaries are outstanding under such Material Contracts as of the Closing Date, each Material Contract is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of HoldCo or its Subsidiaries, as applicable, and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such terms may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, whether considered in a proceeding in equity or at law. None of HoldCo nor any of its Subsidiaries, or to the Knowledge of Seller, any other party thereto (i) is in breach of or default in any material respect under a Material Contract and, to the Knowledge of Seller, no event has occurred and continuing which, with notice or the lapse of time or both, would constitute a material breach of or default under a Material Contract or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation of a Material Contract, or (ii) has received any written notice of termination or suspension of any Material Contract, and to the Knowledge of Seller, no action is being taken by any Person to terminate or suspend any Material Contract.

2.13  Real Property.

(a)  Except as set forth in Part V of Appendix D, none of HoldCo or any of its Subsidiaries owns any real property. To the Knowledge of Seller, no Governmental Authority has commenced the exercise of any eminent domain or similar power with respect to any Project Company Real Property owned by HoldCo or any of its Subsidiaries, and there are no pending

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or, to the Knowledge of Seller, threatened condemnation or eminent domain proceedings that affect any such Project Company Real Property.

(b)   HoldCo and/or its Subsidiaries has good and valid title to or, subject to the terms and conditions of the Material Leases, the right to use all Project Company Real Property, free and clear of all Liens other than Permitted Liens. With respect to the Project Company Real Property it leases or on which it was granted servitudes or superficies pursuant to the Material Leases, HoldCo or its Subsidiaries, as applicable, have peaceful and undisturbed nonexclusive possession under all Material Leases, servitudes or superficies under which they are leasing or occupying property in accordance with the terms and conditions of the relevant Material Leases, servitude or superficies and subject to the Permitted Liens. All rents and other payments under the Material Leases have been paid in full to the extent due.

(c)  Except as set forth in Schedule 2.13, the Project Company Real Property is sufficient to provide HoldCo and its Subsidiaries with continuous, uninterrupted and, together with public roads, contiguous access to the Project sufficient for the operation and maintenance of the Project as currently conducted. All utility services necessary for the construction and operation of the Project for its intended purposes are available or are reasonably expected to be so available as and when required upon commercially reasonable terms.

2.14  Permits. Appendix C-1 sets forth a list of all material Permits acquired or held by HoldCo or its Subsidiaries in connection with the operation of the Project.  HoldCo or its Subsidiaries (i) holds in full force and effect all Permits required for the construction, operation, ownership and maintenance of the Project or, (ii) in the case of such Permits that are not, as of the date hereof or as of the Closing Date, required for the then-present stage of development of the Project, reasonably expects such Permits to be obtained in due course on commercially reasonable terms and conditions when needed, in each case, other than those Permits required in connection with certain construction and maintenance activities which are ministerial in nature and can reasonably be expected to be obtained in due course on commercially reasonable terms and conditions as and when needed.  Neither HoldCo nor any of its Subsidiaries is in material default or material violation, and, to the Knowledge of Seller, no event has occurred and continuing which, with notice or the lapse of time or both, would constitute a material default or material violation of, or would give rise to any right of termination, cancellation, acceleration, amendment, suspension or revocation under, any of the terms, conditions or provisions of any Permits held by HoldCo or its Subsidiaries.  There are no legal proceedings pending or, to the Knowledge of Seller, threatened in writing, relating to the suspension, revocation or modification of any Permits held by HoldCo or any of its Subsidiaries.

2.15  Environmental Matters. Except as set forth in Part II of Appendix D, (i) HoldCo and its Subsidiaries, the Project Company Real Property and the Project are in material compliance with all Environmental Laws, (ii) neither HoldCo nor any of its Subsidiaries has caused or contributed to the release of any Hazardous Substances in any material respect, and (iii) neither Seller nor HoldCo has received written notice from any Governmental Authority of any material Environmental Claim, or any written notice of any investigation, or any written request for information, in each case, under any Environmental Law. None of Seller, each Subsidiary Transferor, HoldCo or any of its Subsidiaries has given any release or waiver of liability that would waive or impair any material claim based on the presence of Hazardous

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Substances in, on or under any real property, against a previous owner of any real property or against any Person who may be potentially responsible for the presence of Hazardous Substances in, on or under any such real property.

2.16  Insurance. The Insurance Consultant’s Report defined and described on Part II of Appendix D sets forth a list of all material insurance maintained by or on behalf of HoldCo or any of its Subsidiaries (the “Insurance Policies”). All Insurance Policies are now in full force and effect. All premiums with respect to the Insurance Policies covering all periods to and including the date hereof have been paid and, with respect to premiums due and payable prior to Closing, will be so paid. None of these Insurance Policies have lapsed and, to the Knowledge of Seller, there are no circumstances that have rendered such insurance unenforceable, void or voidable. None of Seller, any Subsidiary Transferor, HoldCo or any of its Subsidiaries has received any written notice in the past 12 months from the insurer under any Insurance Policies disclaiming coverage, reserving rights with respect to a particular claim or such Insurance Policy in general or canceling or materially amending any such Insurance Policy. Each of HoldCo and each of its Subsidiaries’ assets and properties are insured in amounts no less than as required by applicable Law, applicable Permits or any Material Contract to which HoldCo or such Subsidiary is a party or by which its assets or properties are bound.

2.17  Financial Model. The Financial Model has been prepared in good faith based on reasonable assumptions as to the estimates set forth therein and is consistent in all material respects with the provisions of the Material Contracts.

2.18  Financial Statements; No Undisclosed Liabilities; No Material Adverse Effect. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis with prior periods, are correct and complete in all material respects and present fairly in accordance with GAAP the assets, liabilities, financial condition and results of operations of HoldCo as at their respective dates for the periods covered by the respective Financial Statements. None of HoldCo or any of its Subsidiaries has Indebtedness other than (i) as disclosed in the Financial Statements or pursuant to the Material Contracts, (ii) incurred since the date of the Financial Statements and disclosed on Appendix D, (iii) incurred after the date hereof in accordance with this Agreement, including Section 4.1(a), and (iv) interest and fees accrued on any Indebtedness referred to in clause (i) after the date of the Financial Statements. Except as set forth in the Financial Statements, neither HoldCo nor any of its Subsidiaries has any liabilities that would be required to be disclosed on a balance sheet prepared in accordance with GAAP, other than any liabilities incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements and any liabilities contained in the Material Contracts, other than liabilities thereunder arising from contractual breach. Since the date of the most recent balance sheet included in the Financial Statements, no Material Adverse Effect has occurred.

2.19  Personal Property. HoldCo or the Project Company has good and valid title to (or a valid leasehold interest in) the Personal Property currently owned or used by HoldCo or the Project Company in the operation of the Project (other than Personal Property that individually and in the aggregate are immaterial to such operations), and such title or leasehold interests are free and clear of Liens other than Permitted Liens. All Personal Property that is material to the

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operation of the Project is in good operating condition and repair, subject to normal wear and maintenance, and is usable in the ordinary course of business.

2.20  Employees. None of HoldCo or any of its Subsidiaries has, or has ever had, any employees.

2.21  Employee Benefits. None of HoldCo or any of its Subsidiaries has, or has ever had, any employee benefit plan (as such term is defined in Section 3(3) of ERISA and/or under similar provisions of Japanese laws).

2.22  Labor Matters. None of HoldCo or any of its Subsidiaries is a party to any collective bargaining agreement with a labor union or organization or any other Contract with any labor union or other employee representative of a group of employees.

2.23  Intellectual Property. HoldCo or its Subsidiaries own, license or can acquire on reasonable terms the Intellectual Property necessary to operate the Project. To the Knowledge of Seller, no Intellectual Property required to operate the Project infringes upon or otherwise violates any intellectual property rights of any third party. There are no unresolved pending or, to the Knowledge of Seller, threatened actions or claims that allege that HoldCo or any of its Subsidiaries has infringed or otherwise violated any material intellectual property rights of any third party. To the Knowledge of Seller, no third party is infringing, misappropriating or otherwise violating rights in any material respect any Intellectual Property of HoldCo or any of its Subsidiaries.

2.24  Affiliate Transactions. Except as disclosed on Appendix E, there are no transactions, contracts or liabilities between or among (a) HoldCo or its Subsidiaries on the one hand, and (b) Seller, or any of Seller’s Affiliates, any direct or indirect investor in the Project Company, or, to the Knowledge of Seller, any current representative of HoldCo or its Subsidiaries, Seller or its Affiliates, or any member of the immediate family of any such representative, on the other hand.

2.25  Antisocial Forces. None of Seller nor any employee, director, executive officer or equivalent person who executes business on behalf of Seller, any Subsidiary Transferor, HoldCo or its Subsidiaries constitutes Antisocial Forces or, themselves or through third parties, is engaged in Antisocial Activities.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF Purchaser

Except as set forth in, or qualified by any matter set forth in, the Schedules attached hereto, the Purchaser hereby represents and warrants to Seller as set forth in this Article 3 as of (A) the date hereof and (B) if the Closing Date is not the date of this Agreement, the Closing Date, in each case, unless otherwise specified in the representations and warranties below, in which case the representation and warranty is made as of such date. Whether or not a particular Section of this Article 3 refers to a specific, numbered Schedule, such Section shall, to the extent applicable, be subject to the exceptions, qualifications, and other matters set forth in the Schedules to the extent that the relevance of such exceptions, qualifications or other matters is reasonably apparent on the face thereof.

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3.1  Organization and Status. The Purchaser (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation as set forth in the preamble to this Agreement, (b) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, and (c) has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted. The Purchaser has made available to Seller complete and correct copies of the Organization Documents for the Purchaser.

3.2  Power; Authority; Enforceability. The Purchaser has the legal capacity and power to enter into and perform its obligations under this Agreement and has been duly authorized, in accordance with its Organization Documents, to enter into and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law.

3.3  No Violation. The execution, delivery and performance by the Purchaser of its obligations under this Agreement, including without limitation the purchase of the Acquired Interests from Seller or the Subsidiary Transferor, do not, and will not, (a) violate any Governmental Rule to which the Purchaser is subject or the Organization Documents of the Purchaser, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Purchaser is a party or by which the Purchaser is bound.

3.4  No Litigation. The Purchaser is not a party to and has not received written notice of any pending or, to the Knowledge of the Purchaser, threatened litigation, action, suit, proceeding or governmental investigation against the Purchaser, which, in either case, would reasonably be expected to materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement or which seeks the issuance of an order restraining, enjoining, altering or materially delaying the consummation of the transactions contemplated by this Agreement.

3.5  Consents and Approvals. Except as set forth in Part VII of Appendix B, no Consent of any Governmental Authority or any other Person, is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser, or the consummation by the Purchaser of the transaction contemplated hereby, except for any consents which if not obtained would not reasonably be expected to materially impair or delay the ability of the Purchaser to perform its obligations under this Agreement.

3.6  Solvency. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by or, to the Knowledge of the Purchaser, threatened against the Purchaser. The Purchaser (a) has not had a receiver, receiver and manager, liquidator, sequestrator, trustee or other officer with similar powers appointed over all or part of

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its business or assets, and to the Knowledge of the Purchaser, no application therefor is pending or threatened, (b) is not insolvent or presumed to be insolvent under any Law and is able to pay its debts as and when they fall due, (c) has not made a general assignment for the benefit of its creditors, and (d) has not taken any action to approve any of the foregoing.

3.7  Compliance with Law. To the Knowledge of the Purchaser, there has been no actual violation by the Purchaser of or failure of the Purchaser to comply with any Governmental Rule that is applicable to it, or allegation by any Governmental Authority of such a violation, that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

3.8  Investment Intent. The Purchaser is acquiring the Acquired Interests for its own account, for investment and with no view to the distribution thereof in violation of the Securities Act or the securities laws of any state of the United States or any other jurisdiction.

3.9  Accredited Investor. The Purchaser is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of the Securities Act, and is able to bear the economic risk of losing its entire investment in the Acquired Interests.

3.10  Broker’s Fee. The Purchaser has no liability or obligation for any fees or commissions payable to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.11  Antisocial Forces. None of Purchaser nor any employee, director, executive officer or equivalent person who executes business on behalf of Purchaser or any Subsidiary Purchaser constitutes Antisocial Forces or, themselves or through third parties, is engaged in Antisocial Activities.

ARTICLE 4
COVENANTS; OTHER OBLIGATIONS

4.1  Covenants Between Signing and Closing. If the Closing Date is not the date of this Agreement, the provisions of this Section 4.1 shall apply during the period from the date hereof to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.4:

(a)  Project Specific Pre-Closing Covenants of Seller. Seller shall use commercially reasonable efforts to conduct the business, operations and affairs of the Project Company only in the ordinary and normal course of business, subject to the following provisions with respect to any proposed entry into any Material Contract or any proposed amendment, termination or waiver (in whole or in part) of any Material Contract (each such proposal, a “Material Contract Change”):

(i)	Seller shall give prior written notice to Purchaser of, and shall to the extent practicable consult in good faith with Purchaser regarding, any Material Contract Change that would reasonably be expected to materially and adversely affect the Project or any applicable HoldCo; and

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(ii)	Seller may, but shall not be obligated to, seek by written notice the approval of the Purchaser to any Material Contract Change. During the twenty calendar-day period following delivery of any such notice, Seller shall provide to the Purchaser promptly any information within Seller’s possession regarding such Material Contract Change as the Purchaser reasonably requests. The Purchaser shall, by the end of such twenty calendar-day period, notify Seller whether it approves (acting reasonably) such Material Contract Change. If Purchaser does not approve such Material Contract Change, Seller may (A) abstain from proceeding with such Material Contract Change, (B) proceed with such Material Contract Change (in which case the Purchaser retains its right to assert a failure of a condition precedent to Closing, if applicable), or (C) terminate this Agreement. If Purchaser fails to complete the Closing as a result of a proposed Material Contract Change, then the Seller must proceed with such Material Contract Change, or notify the Purchaser and provide the Purchaser with the opportunity to complete the Closing.

(b)  Access, Information and Documents. Subject to the next sentence, Seller will give to the Purchaser and to the Purchaser’s counsel, accountants and other representatives reasonable access during normal business hours to all material Books and Records and the Project (subject to all applicable safety and insurance requirements and any limitations on Seller’s rights to, or right to provide others with, access) and will furnish to the Purchaser all such documents and copies of documents and all information, including operational reports, with respect to the affairs of HoldCo and its Subsidiaries, the Project Company and the Project as the Purchaser may reasonably request. If, by reason of any confidentiality obligations imposed on Seller by any counterparty to a Contract who deals at arm’s length with Seller, Seller is unable to comply with the foregoing covenant, Seller and the Purchaser shall use commercially reasonable efforts to obtain all necessary consents or waivers required to make the disclosure (which, in the case of the Purchaser, may include the requirement to enter into a reasonable confidentiality or non-disclosure agreement). The Purchaser agrees to comply with any confidentiality obligations which would be applicable to it under any such Contracts received from Seller hereunder.

(c)  Updating of Disclosure Schedules. Seller shall notify Purchaser in writing of any material changes, additions, or events occurring after the date of this Agreement which require a representation and warranty of Seller (other than any representations or warranties in Sections 2.6, 2.7 and 2.11, which, for clarity, may not be updated by Seller) to be supplemented with a new Schedule or cause any material change in or addition to a Schedule promptly after Seller becomes aware of the same by delivery of such new Schedule or appropriate updates to any such Schedule (each, an “Updated Disclosure Schedule”) to Purchaser. Each Updated Disclosure Schedule shall (i) expressly state that it is being made pursuant to this Section 4.1(c), (ii) specify the representations and warranties to which it applies and (iii) describe in reasonable detail the changes, additions or events to which it relates. No Updated Disclosure Schedule delivered pursuant to this Section 4.1(c) shall be deemed to cure any breach of any representation or warranty made to the Purchaser unless the Purchaser specifically agrees thereto in writing or, as provided in and subject to Article 5, consummates the Closing under this Agreement after

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receipt of such written notification, nor shall any such Updated Disclosure Schedule be considered to constitute or give rise to a waiver by either of the Purchaser of any condition set forth in this Agreement, unless the Purchaser specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification.

(d)  Further Assurances. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable.

(e)  Tax. Without the prior written consent of Purchaser, none of Seller, each Subsidiary Transferor, Holdco, the Project Company and their respective Subsidiaries shall, to the extent it may affect Holdco, the Project Company and their respective Subsidiaries and/or the owners of any such entity, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability.

(f)  Distributions. Without the prior written consent of Purchaser, none of Seller or any of its Affiliates shall cause HoldCo or any of HoldCo’s Subsidiaries to make any distributions of cash or assets to Seller or any of its Affiliates.

4.2  Other Covenants

(a)  Costs, Expenses. Except as may be specified elsewhere in this Agreement, the Purchaser shall pay all costs and expenses, including legal fees and the fees of any broker, environmental consultant, insurance consultant, independent engineer, and title company retained by the Purchaser for its due diligence and its negotiation, performance of and compliance with this Agreement. Seller shall pay all costs and expenses (including in connection with any reports, studies or other documents listed in Part II of Appendix D, unless specifically noted in Part II of Appendix D), including legal fees and the fees of any broker of Seller or its Affiliates, relating to or resulting from the negotiation, performance of and compliance with this Agreement by Seller.

(b)  Public Announcement; Confidentiality. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, except to the extent required by law (including any disclosure which, in the reasonable judgment of the disclosing party, is necessary or appropriate to comply with Governmental Rules and standards governing disclosures to investors) or in accordance with the rules, regulations and orders of any stock exchange. Seller shall not, and shall cause its Affiliates and directors, officers, employees, agents, consultants advisors and partners not to, disclose any confidential information in or relating to this Agreement other than (i) to its Affiliates and its and their directors, officers, employees, agents, consultants, advisors and partners, provided in each case that such recipient is bound by reasonable confidentiality obligations, (ii) as required by applicable law or regulation or (iii) with the prior consent of Purchaser. Seller shall not use, and shall not enable any third party to use, any confidential

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information in or relating to this Agreement that constitutes material non-public information regarding Purchaser in a manner that is prohibited by the U.S. securities laws.

(c)  Regulatory Approvals. Each party shall use its commercially reasonable efforts to obtain all required regulatory approvals (including the required Governmental Approvals set forth in Part VII of Appendix B) as promptly as possible and, in any event, prior to the Closing Date. To that end, each of the parties shall make, or cause to be made, all other filings and submissions, and submit all other documentation and information that in the reasonable opinion of the Purchaser is required or advisable, to obtain the regulatory approvals, and will use its commercially reasonable efforts to satisfy all requests for additional information and documentation received under or pursuant to those filings, submissions and the applicable legislation and any orders or requests made by any Governmental Authority. Notwithstanding any other provision of this Agreement, the Purchaser will not be required to (i) propose or agree to accept any undertaking or condition, enter into any consent agreement, make any divestiture or accept any operational restriction or other behavioral remedy, (ii) take any action that, in the reasonable judgment of the Purchaser, could be expected to limit the right of the Purchaser to own or operate all or any portion of the business or assets of HoldCo or any of its Subsidiaries, or of the Purchaser or any of its Affiliates, or to conduct their respective affairs in a manner consistent with how they each conduct their affairs as of the date of this Agreement, or (iii) contest or defend any judicial or administrative proceeding brought by any Governmental Authority seeking to prohibit, prevent, restrict or unwind the consummation of all or a part of the transaction contemplated herein.

(d)  Consents. Except in respect of regulatory approvals, which shall be governed by Section 4.2(c), as promptly as possible and, in any event, prior to the Closing Date, Seller shall use commercially reasonable efforts to (i) make or cause to be made all filings required by Law to be made by it in order to consummate the transaction contemplated hereby; and (ii) seek and obtain all Consents required pursuant to Part VII of Appendix B.

(e)  Other Obligations of Seller and Purchaser. The parties mutually covenant as follows:

(i)	to use all reasonable efforts in good faith to obtain promptly the satisfaction of the conditions to Closing of the transactions contemplated herein;

(ii)	to furnish to the other parties and to the other parties’ counsel all such information as may be reasonably required in order to effectuate the foregoing actions, including draft regulatory filings and submissions, provided that such information may be redacted to render illegible any commercially sensitive portions thereof, and in such event the parties will meet in good faith to agree on protective measures to allow disclosure of such redacted information to counsel in a manner that affords the maximum protection to such commercially sensitive information as is reasonable in the circumstances; and

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(iii)	to advise the other parties promptly if any party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

(f)  Allocation of Partnership Income and Loss. With respect to the income or loss of the Project Company for the fiscal year in which the Closing occurs, the Purchaser shall cause the Project Company to allocate income or loss of the Project Company with respect to the Acquired Interests for the period up to and including the Closing Date to the Seller, and to allocate income or loss of the Project Company with respect to the Acquired Interests for the period after the Closing Date to Purchaser.

4.3  Tax Covenants.

(a)  Seller shall prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns for HoldCo and its Subsidiaries that do not include any Post-Closing Tax Period and (ii) all Tax Returns that the HoldCo and its Subsidiaries file jointly with the Seller or any of its Affiliates. Seller shall permit Purchaser to review, comment and consent on each such Tax Return prior to filing it and shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Purchaser. To the extent that any Taxes shown as due and payable on any such Tax Return were not included in the calculation of the Purchase Price, such Taxes shall be paid by Seller.

(b)  Except as set forth in Section 4.03(c), Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for HoldCo and its Subsidiaries. Purchaser shall permit Seller to review and comment on each such Tax Return that relates to a Pre-Closing Tax Period prior to filing it, to the extent that such Tax Return could result in a Tax liability for which Seller would be responsible under this Agreement, and Purchaser shall reasonably and in good faith consider such revisions to such Tax Returns as are requested by Seller. Any Covered Taxes for any Tax Period with respect to which such Tax Returns were filed shall be promptly paid to Purchaser or, at Purchaser’s request, to the applicable Governmental Authority, to the extent not included in the calculation of the Purchase Price.

(c)  For purposes of the determination of Covered Tax in respect of a Straddle Tax Period, (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, the definition of Covered Tax shall be deemed to include the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, the definition of Covered Tax shall be deemed to include the amount that would be payable if the relevant Tax period ended on and included the Closing Date.

(d)  All transfer (including real property transfer), stamp, issuance, sales, use, filing, recording, documentary, value added, ad valorem or similar taxes or governmental fees or assessments (collectively, and including any penalties and interest, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne in equal parts by Purchaser and Seller. The party that is required by applicable Law to file any Tax Return

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with respect to Transfer Taxes shall do so, and the other party shall reasonably cooperate with respect thereto. If either party may file any such required Tax Return, Seller shall file the Tax Return and Purchaser agrees to reasonably cooperate with Seller with respect thereto.

ARTICLE 5
CONDITIONS TO CLOSING; TERMINATION

5.1  Conditions Precedent to Each Party’s Obligations to Close. The obligations of the parties to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by all parties in their sole discretion):

(a)  No Violations. The consummation of the transactions contemplated hereby shall not violate any applicable Governmental Rule.

(b)  No Adverse Proceeding. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or Governmental Authority challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

(c)  No Termination. This Agreement shall not have been terminated pursuant to Section 5.4.

(d)  Other Conditions Precedent to Closing to Each Party’s Obligations. The conditions precedent, if any, set forth on Appendix B-3 shall have been satisfied (any one or more of which may be waived in whole or in part by all parties in their sole discretion).

5.2  Conditions Precedent to Obligations of Purchaser to Close. The obligations of the Purchaser to proceed with the Closing under this Agreement with respect to the purchase of the Acquired Interests are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by the Purchaser in its sole discretion):

(a)  Representations and Warranties. The representations and warranties of Seller set forth in Sections 2.1 to 2.7 (inclusive) and 2.11 shall be true and correct as of the Closing Date as if made at and as of such date. All other representations and warranties of Seller set forth in Article 2 shall be true and correct at and as of the Closing Date as if made at and as of such date (other than any representations or warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true in all respects) as though such representations and warranties were made on and as of the Closing Date, except to the extent that (i) such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and (ii) the failure of such representations and warranties to be true and correct, taken in the aggregate, would not have a Material Adverse Effect.

(b)  Performance and Compliance. Seller shall have performed, in all material respects, all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing.

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(c)  Consents. All necessary Consents shall have been obtained, including those set forth in Part VII of Appendix B.

(d)  Certificate of Seller. The Purchaser shall have received a certificate of Seller dated the date of the Closing confirming the matters set forth in Sections 5.2(a) and (b) in a form reasonably acceptable to the Purchaser.

(e)  Good Standing Certificate. The Purchaser shall have received a good standing certificate of Seller, each Subsidiary Transferor, HoldCo and each of its Subsidiaries, in each case issued by the secretary of state or equivalent local Governmental Authority of the state or local jurisdiction of its formation; provided that in the case of any entities formed under the laws of Japan, documents which are customary delivered for Japanese entities which evidence the equivalent shall be delivered in lieu of a good standing certificate.

(f)  Satisfactory Instruments. All instruments and documents reasonably required on the part of Seller to effectuate and consummate the transactions contemplated hereby shall be delivered to the Purchaser and shall be in form and substance reasonably satisfactory to the Purchaser.

(g)  Material Contracts. Absence of any amendment to, entry into, termination or waiver (in whole or in part) of any Material Contract (except any such amendment, termination or waiver that has been approved by the Purchaser) that would reasonably be expected to materially and adversely affect the Project and/or the HoldCo.

(h)  Other Conditions Precedent of Purchaser to Close. The conditions precedent, if any, set forth on Appendix B-4 shall have been satisfied or waived in whole or in part by Purchaser in Purchaser’s sole discretion.

5.3  Conditions Precedent to the Obligations of Seller to Close. Subject to Section 5.5, the obligations of Seller to proceed with the Closing hereunder with respect to Seller’s sale of the Acquired Interests are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller in its sole discretion):

(a)  Purchase Price. The Purchaser shall have transferred in immediately available funds the Initial Purchase Price pursuant to, in accordance with and into the account or accounts designated in, Part I of Appendix B.

(b)  Representations and Warranties. The representations and warranties set forth in Article 3 shall be true and correct at and as of the Closing Date as if made at and as of such date (other than any representations or warranties that are made as of a specific date, which shall be true and correct as of such date).

(c)  Performance and Compliance. The Purchaser shall have performed, in all material respects, all of the covenants and complied with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing.

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(d)  Certificate of Purchaser. Seller shall have received a certificate of the Purchaser dated the date of the Closing confirming the matters set forth in Sections 5.3(b) and (c) in a form reasonably acceptable to Seller.

(e)  Satisfactory Instruments. All instruments and documents required on the part of the Purchaser to effectuate and consummate the transactions contemplated hereby shall be delivered to Seller and shall be in form and substance reasonably satisfactory to Seller.

(f)  Other Conditions Precedent to Seller’s Obligation to Close. The conditions precedent, if any, set forth on Appendix B-5 shall have been satisfied or waived in whole or in part by Seller in Seller’s sole discretion.

5.4  Termination. If the Closing Date is not the date of this Agreement, the following termination provisions shall be applicable:

(a)  By the Parties. This Agreement may be terminated at any time by mutual written consent of Purchaser and Seller.

(b)  By Either Party. This Agreement may be terminated at any time prior to the Closing by either Seller or the Purchaser, if (i) a Government Approval required to be obtained as set forth on Part VII of Appendix B shall have been denied and all appeals of such denial have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States, or any state or any other applicable jurisdiction has issued an order permanently restraining, enjoining, or otherwise prohibiting the Closing, and such order has become final and non-appealable, or (iii) the Closing has not occurred by the Outside Closing Date, but if such failure to close by the Outside Closing Date is due to any breach of this Agreement by any party, such party shall not have any right to terminate this Agreement pursuant to this clause (iii).

(c)  Other Termination Rights. This Agreement may be terminated at any time prior to the Closing by the applicable party if and to the extent permitted in Part V of Appendix B.

(d)  Termination Procedure. In the event of termination of this Agreement by any or all parties pursuant to this Section 5.4, written notice thereof will forthwith be given by the terminating party to the other parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any party. If this Agreement is terminated as permitted by this Section 5.4, such termination shall be without liability of any party (or any stockholder, shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement; provided that (i) the foregoing will not relieve any party for any liability for willful and intentional material breaches of its obligations hereunder occurring prior to such termination and (ii) except as specifically set forth herein, nothing in this Agreement shall derogate from the provisions of the Purchase Rights Agreements, which agreements shall remain in full force and effect after termination of this Agreement.

5.5  Closing Notice. Upon the satisfaction of the conditions set forth in Sections 5.1 and 5.2, Seller shall deliver a notice to Purchaser scheduling the date of the Closing (a “Closing

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Notice”), which shall be at least ten (10) Business Days after the date of delivery of the Closing Notice.

ARTICLE 6
REMEDIES FOR BREACHES OF THIS AGREEMENT

6.1  Indemnification.

(a)  By Seller. Subject to Part VI of Appendix B and the limitations set forth in this Article 6 and Section 7.14, from and after the Closing, Seller agrees to indemnify and hold harmless the Purchaser and its Affiliates together with their respective directors, officers, managers, employees and agents (each a “Purchaser Indemnified Party”) from and against any and all Losses that any Purchaser Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	any breach by Seller of any representation or warranty made by it in Article 2 (subject to any Updated Disclosure Schedules delivered pursuant to Section 4.1(c) that are deemed to cure a breach of any representation or warranty in accordance with the last sentence of Section 4.1(c)) or any breach or violation of any covenant, agreement or obligation of Seller contained herein;

(ii)	Covered Taxes; and

(iii)	as set forth in Part VI of Appendix B.

(b)  By Purchaser. Subject to Part VI of Appendix B and the limitations set forth in this Article 6 and Section 7.14, from and after the Closing, the Purchaser agrees to indemnify and hold harmless Seller and Seller’s Affiliates together with their respective directors, officers, managers, employees and agents (each a “Seller Indemnified Party”) from and against any and all Losses that any Seller Indemnified Party incurs by reason of or in connection with any of the following circumstances:

(i)	any breach by the Purchaser of any representation or warranty made by it in Article 3 or any breach or violation of any covenant, agreement or obligation of the Purchaser contained herein; and

(ii)	as set forth in Part VI of Appendix B.

6.2  Limitations on Seller’s or Purchaser’s Indemnification.

(a)  Minimum Limit on Claims. A party required to provide indemnification under this Article 6 (an “Indemnifying Party”) shall not be liable under this Article 6 to an Indemnified Party for any Claim for breach of any representation or warranty unless and until the aggregate amount of all Claims for which it would, in the absence of this provision, be liable exceeds the Basket Amount, and in such event the Indemnified Party will be liable for the amount of all Claims, including the Basket Amount; provided that the foregoing limitation shall

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not apply in the case of actual fraud or willful misrepresentation by the Indemnifying Party or, for the avoidance of doubt, to Covered Taxes.

(b)  Maximum Limit on Claims.

(i)	Limitation on Seller’s Liability. Seller’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to Seller’s Maximum Liability set forth in Part VI of Appendix B; provided that the Seller’s Maximum Liability will not apply to any Claim based on (A) actual fraud or willful misrepresentation, (B) any breach of the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.9, 2.11 and 2.18 (solely with respect to the Indebtedness of HoldCo and its Subsidiaries) or (C) for the avoidance of doubt, Covered Taxes.

(ii)	Limitation on Purchaser’s Liability. The Purchaser’s maximum aggregate liability for Claims for breaches of representations and warranties under this Agreement is limited to the Purchaser’s Maximum Liability set forth in Part VI of Appendix B; provided that the Purchaser’s Maximum Liability will not apply to any Claim based on (A) actual fraud or willful misrepresentation or (B) any breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5 and 3.10.

(c)  Time Limit for Claims. No Indemnified Party may make a Claim for indemnification under Section 6.1 in respect of any Claim unless notice in writing of the Claim, incorporating a statement setting out in reasonable detail the grounds on which the Claim is based, has been given by the Indemnified Party prior to the expiration of the applicable Survival Period as set forth in Part VI of Appendix B.

6.3  Reimbursements; Refunds.

(a)  Right of Reimbursement. Subject to Part VI of Appendix B, the amount of Losses payable under Section 6.1 by an Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person responsible for any Losses subsequent to an indemnification payment by the Indemnifying Party and such amounts would result in a duplicative recovery, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)  Other Refund Obligations. In addition to the obligations set forth in Section 6.3(a), the applicable Indemnified Party shall be obligated to reimburse or refund to the

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Indemnifying Party for payments made by it to such Indemnified Party under this Article 6 as set forth in Part VI of Appendix B.

6.4  Right to Control Proceedings for Third Party Claims.

(a)  If a third party shall notify any party with respect to any matter that may give rise to a Claim (a “Third Party Claim”), the Indemnified Party must give notice to the Indemnifying Party of the Third Party Claim (a “Third Party Claim Notice”) within twenty (20) Business Days after it becomes aware of the existence of the Third Party Claim and that it may constitute a Third Party Claim. The Indemnified Party’s failure to give a Third Party Claim Notice in compliance with this Section 6.4(a) of any Third Party Claim which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which it may have to the Indemnified Party unless, and solely to the extent that, the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

(b)  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume control of the defense of any Third Party Claim with the Indemnifying Party’s own counsel, in each case at the Indemnifying Party’s own cost and expense (provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge its indemnity obligations under this Article 6), and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with separate counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim, (ii) if such Third Party Claim would reasonably be expected to be materially detrimental to the business, reputation or future prospects of any Indemnified Party or (iii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party (i) fails to promptly notify the Indemnified Party in writing of its election to defend or fails to acknowledge its indemnity obligations under this Article 6 as provided in this Agreement, (ii) elects not to defend (or compromise at its sole cost and expense) such Third Party Claim, (iii) has elected to defend such Third Party Claim but fails to promptly and diligently pursue the defense such Third Party Claim, (iv) otherwise breaches any of its obligations under this Article 6 or (v) if the Third Party Claim is reasonably expected by the Indemnified Party to result in a payment obligation on the Indemnified Party in an amount that exceeds the maximum indemnification then available to the Indemnified Party pursuant to this Article 6, then the Indemnifying Party shall not be entitled to assume or maintain control of the defense of such Third Party Claim and the Indemnified Party may (by written notice to the Indemnifying Party) assume control of such defense (in which case the Indemnifying Party shall pay the fees and expenses of counsel retained by the Indemnified Party) and/or compromise such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(c)  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written

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consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.4(c). If a firm offer is made to settle a Third Party Claim that (i) does not (A) result in any liability or create any financial or other obligation on the part of the Indemnified Party and (B) result in the loss of any right or benefit on the part of any Indemnified Party, (ii) does not impose injunctive or other equitable relief against any Indemnified Party, and (iii) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, and the Indemnifying Party desires to accept and agree to such firm offer, then the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer within such twenty (20) day period and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(b), it may settle the Third Party Claim; provided that if the settlement is made without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party shall have no indemnity obligation pursuant to this Article 6 with respect to such Third Party Claim.

6.5  Mitigation; Treatment of Indemnification.

(a)  The Indemnified Party shall use commercially reasonable efforts to mitigate all Losses relating to a Claim for which indemnification is sought under this Article 6.

(b)  All indemnification payments under this Article 6 shall be deemed adjustments to the Purchase Price.

6.6  Exclusive Remedy. Seller and Purchaser acknowledge and agree that, should the Closing occur, and excluding liability for actual fraud or willful misrepresentation, the foregoing indemnification provisions of this Article 6 and the provisions of Section 7.15 shall be the sole and exclusive remedy of Seller and Purchaser with respect to any misrepresentation, breach of warranty, covenant or other agreement (other than any Purchase Price Adjustment set forth in Part I of Appendix B) or other claim arising out of this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, effective as of the Closing each of the Purchaser and Seller covenants to the other party that in respect of any matters under or contemplated in this Agreement, it will not make any Claim whatsoever against any Affiliate of the other party or the directors, officers, managers, shareholders, member, controlling persons, employees and agents of any of the foregoing, in each case in their capacities as such, and its rights in respect of any such Claim for breach of any provision of this Agreement are limited solely to such rights as it may have against Seller or Purchaser, as the case may be, under this Agreement.

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ARTICLE 7
MISCELLANEOUS

7.1  Entire Agreement. This Agreement and the Exhibits, Schedules and Appendices hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions, undertakings, representations and warranties between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

7.2  Notices. All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission and electronic mail (“email”) transmission and shall be deemed to have been duly given if personally delivered, telefaxed (with confirmation of transmission), e-mailed (so long as confirmation of receipt is requested and received) or, if mailed, when mailed by first-class (for United States post only), certified or registered mail, postage prepaid, or by any international or national overnight delivery service, to the other party at the addresses as set forth in Part VII of Appendix B (or at such other address as shall be given in writing by any party to the other). All such notices, requests, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

7.3  Successors and Assigns.

(a)       No party shall assign this Agreement or any of its rights or obligations herein without the prior written consent of the other parties, in their sole discretion, except as provided herein and except that any party may assign this Agreement or any of its rights or obligations herein to an Affiliate of such party but the assigning party shall continue to be liable for all of its obligations hereunder following any such assignment. Subject to the foregoing, this Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(b)       Notwithstanding Section 7.3(a), each of Seller and Purchaser may assign this Agreement without the consent of the other parties as specified in Part VII of Appendix B.

7.4  Jurisdiction; Service of Process; Waiver of Jury Trial.

(a)       EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)       Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement (hereafter, a “Dispute”), except for any claims for specific performance as set forth in Section 7.15, shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under the

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AAA Commercial Arbitration Rules, including the Procedures for Large, Complex Commercial Disputes (the “Rules”) then in force to the extent such Rules are not inconsistent with the provisions of this Agreement. The party or parties commencing arbitration shall deliver to the other party or parties a written notice of intent to arbitrate (a “Demand”) in accordance with Rule R-4. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1 et seq.

(i)	Selection of Arbitrators. Disputes shall be resolved by a panel of three independent and impartial arbitrators, (the “Arbitrators”). The party or parties initiating the arbitration shall appoint an arbitrator in its or their Demand; the responding party or parties shall appoint an arbitrator in its or their answering statement, which is due thirty (30) days after receipt of the Demand. If any party fails or refuses to timely nominate an arbitrator within the time permitted, such arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel. Within thirty (30) days of the appointment of the second arbitrator, the two party-appointed arbitrators shall appoint the third arbitrator, who shall act as the chair of the arbitration panel. If the two party-appointed arbitrators fail or refuse to appoint the third arbitrator within such thirty (30)-day period, the third arbitrator shall be appointed by the AAA from individuals with significant experience in renewable energy projects from its Large, Complex Commercial Case Panel in accordance with Rule R-12. The Arbitrators, acting by majority vote, shall resolve all Disputes.

(ii)	Confidentiality. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the parties.

(iii)	Place of Arbitration. The place of arbitration shall be New York, New York. Any action in connection therewith shall be brought in the United States District Court for the Southern District of New York or, if that court does not have jurisdiction, any New York state court in New York County. Each party consents to the exclusive jurisdiction of such courts in any such suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Each party further agrees to accept service of process out of any of the before mentioned courts in any such dispute by registered or certified mail addressed to the party at the address set forth in Part VII of Appendix B.

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(iv)	Conduct of the Arbitration. The arbitration shall be conducted in accordance with the Rules and in a manner that effectuates the parties’ intent that Disputes be resolved expeditiously and with minimal expense. The Arbitrators shall endeavor to commence the arbitration hearing within one hundred and eighty (180) days of the third arbitrator’s appointment.

(v)	Interim Relief. Any party may apply to the Arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Any party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the Arbitrators’ determination of the merits of the controversy).

(vi)	Discovery. The Arbitrators, upon a showing of good cause, may require and facilitate such limited discovery as it shall determine is appropriate in the circumstances, taking into account the needs of the parties, the burden on the parties, and the desirability of making discovery limited, expeditious, and cost-effective. The Arbitrators shall issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.

(vii)	Arbitration Award. The Arbitrators shall endeavor to issue a reasoned, written award within thirty (30) days of the conclusion of the arbitration hearing. The Arbitrators shall have the authority to assess some or all of the costs and expenses of the arbitration proceeding (including the Arbitrators’ fees and expenses) against any party. The Arbitrators shall also have the authority to award attorneys’ fees and expenses to the prevailing party or parties. In assessing the costs and expenses of the arbitration and/or awarding attorneys’ fee and expenses, the Arbitrators shall consider the relative extent to which each party has prevailed on the disputed issues and the relative importance of those issues. The limitations of Section 7.14 shall apply to any award by the Arbitrators.

7.5  Headings; Construction; and Interpretation. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. Except as otherwise expressly provided, the rules of construction set forth in Appendix A-2 shall apply to this Agreement. The parties agree that any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

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7.6  Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

7.7  Amendment and Waiver. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

7.8  No Other Beneficiaries. This Agreement is being made and entered into solely for the benefit of Purchaser and Seller, and neither Purchaser nor Seller intends hereby to create any rights in favor of any other Person as a third party beneficiary of this Agreement or otherwise.

7.9  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction specified in Part VII of Appendix B.

7.10  Schedules. References to a Schedule shall include any disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule to the extent that the relevance of such matter is reasonably apparent on the face thereof. The fact that any item of information is contained in a disclosure schedule shall not be construed as an admission of liability under any Governmental Rule, or to mean that such information is material. Such information shall not be used as the basis for interpreting the term “material”, “materially” or any similar qualification in this Agreement.

7.11  Limitation of Representations and Warranties. The Purchaser acknowledges that except as expressly provided in Article 2 of this Agreement, Seller has not made, and Seller hereby expressly disclaims and negates, and the Purchaser hereby expressly waives, any other representation or warranty, express, implied, at Law or otherwise relating to the Acquired Interests, Seller or Seller’s Affiliates, the Project Company, the Project or this Agreement.

7.12  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. A facsimile or electronically imaged version of this Agreement may be executed by one or more parties hereto and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or “PDF” electronic mail pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

7.13  Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given

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full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.14  Limit on Damages. Each party hereto acknowledges and agrees that neither party shall be liable to the other party for any punitive damages (except to the extent paid to a third party in respect of a Third Party Claim) or damages that were not reasonably foreseeable.

7.15  Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first above written.

PATTERN ENERGY GROUP INC. /s/ Dyann Blaine By: Dyann Blaine Its: Vice President

[Signature Page to Tsugaru LP1 Purchase and Sale Agreement]

PATTERN ENERGY GROUP LP /s/ Daniel M. Elkort By: Daniel M. Elkort Its: Vice President

[Signature Page to Tsugaru LP1 Purchase and Sale Agreement]

APPENDIX A-1: GENERAL DEFINITIONS
(as applicable and to the extent used in the final Agreement)

“AAA” shall have the meaning set forth in Section 7.4(b).

“Acquired Interests” shall have the meaning set forth in the recitals, as more fully described in Part I of Appendix C.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 50% or more of the equity interest in the Person specified or 50% or more of any class of voting securities of the Person specified; provided that notwithstanding the foregoing (a) Purchaser and their respective Subsidiaries shall not be deemed to be Affiliates of Seller and (b) Seller and its Affiliates (other than Purchaser and their respective Subsidiaries) shall not be deemed to be Affiliates of the Purchaser.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Antisocial Activities” means, collectively, (i) making violent demands; (ii) making wrongful demands beyond legal liability; (iii) engaging in threatening or violent behavior in relation to transactions; (iv) damaging the trust of parties to a transaction or obstructing business by spreading rumors or using fraudulent means or force; and (v) any other actions equivalent to items (i) through (iv).

“Antisocial Forces” means entities or persons that are (i) gangster crime groups (“bouryokudan” as defined under Article 2(ii) of the Act on Prevention of Unjust Acts by Organized Crime Group Members (Act No. 77 of 1991, including subsequent revisions; hereinafter, the “Act on Prevention of Unjust Acts by Organized Crime Group Members”)); (ii) members of gangster crime groups (“bouryokudan in” as defined under Article 2(vi) of the Act on Prevention of Unjust Acts by Organized Crime Group Member; hereinafter the same) or former gangster crime groups members for whom fewer than five years having passed since separation; (iii) associate members of gangster crime groups; (iv) companies affiliated with gangster crime groups; (v) extortionist (soukaiya) racketeer groups; (vi) groups conducting criminal activities under the pretext of social campaigns; (vii) crime groups specialized in intellectual crimes; (viii) other entities equivalent to items (i) through (vii); (ix) companies whose management is influenced by a person to which any of items (i) through (viii) apply (hereinafter, “Gang Members”); (x) companies whose management materially involves Gang Members; (xi) persons who wrongfully engage Gang Members for the purpose of gaining unjust profit for themselves, their company or a third party or for the purpose of harming a third party; (xii) persons who provide funds or assistance to or are otherwise involved with Gang Members; and (xiii) companies whose directors or other persons materially involved in their management have socially unacceptable relationships with Gang Members.

“Arbitrators” shall have the meaning set forth in Section 7.4(b).

“Basket Amount” shall have the meaning set forth in Part VI of Appendix B.

App. A-1 - 1

“Books and Records” means books, Tax Returns, contracts, commitments, and records of a Person.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banks are authorized to be closed in New York, New York.

“Claim” means a claim by an Indemnified Party for indemnification pursuant to Section 6.1.

“Closing” shall have the meaning set forth in Section 1.4.

“Closing Date” shall mean the date a Closing occurs.

“Closing Notice” shall have the meaning set forth in Section 5.5.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, order or Permit of or from, or registration, declaration or filing with or exemption by any Person, including a Governmental Authority.

“Contract” means any agreement, lease, license, obligation, plan, arrangement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral) entered into by a Person or by which a Person or any of its assets are bound.

“Covered Tax” means any (a) Tax of Holdco and its Subsidiaries related to a Pre-Closing Tax Period and (b) liability for the payment of any amount of Tax as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of Holdco or any of its Subsidiaries is determined or taken into account with reference to the activities of any other Person.

“Demand” shall have the meaning set forth in Section 7.4(b).

“Dispute” shall have the meaning set forth in Section 7.4(b).

“Dollars” or “$” means the lawful currency of the United States of America.

“Environmental Claim” means any suit, action, demand, directive, claim, Lien, written notice of noncompliance or violation, allegation of liability or potential liability, or proceeding made or brought by any Person in each case (a) alleging any liability under or violation of or noncompliance with any applicable Environmental Law, (b) with respect to the release of or exposure to Hazardous Substances, or (c) with respect to noise pollution or visual impacts, including shadow flicker.

“Environmental Law” means any Law pertaining to the environment, natural resources, human health and safety in connection with exposure to Hazardous Substances, and physical and biological natural resources, including but not limited to the Soil Contamination

App. A-1 - 2

Countermeasures Act of Japan (Act No. 53 of May 29, 2002) and Waste Management and Public Cleansing Act (Law No. 137 of 1970).

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Financial Model” means the financial model for the Project.

“Financial Statements” means the annual unaudited consolidated statement of operations of HoldCo and its Subsidiaries for the year ended December 31, 2017 and the related balance sheet as at December 31, 2017 prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles used by the Project Company or HoldCo to prepare the Financial Statements, consistently applied throughout the specified period.

“Governmental Authority” means any federal or national, state, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over the matter or Person in question, including the Ministry of Economy, Trade and Industry of Japan and the Bank of Japan.

“Governmental Rule” means, with respect to any Person, any applicable law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, protocol, operating guide, injunction or writ issued by any Governmental Authority.

“Hazardous Substances” means all substances, materials, chemicals, wastes or pollutants that are defined, regulated, listed or prohibited under Environmental Law, including without limitation, (i) asbestos or asbestos containing materials, radioactive materials, lead, and polychlorinated biphenyls, any petroleum or petroleum product, solid waste, mold, mycotoxin, urea formaldehyde foam insulation and radon gas; (ii) any waste or substance that is listed, defined, designated or classified as, or otherwise determined by any Environmental Law to be, ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, radioactive, mutagenic or otherwise hazardous; (iii) any pollutant, contaminant, waste, chemical, deleterious substances or other material or substance (whether solid, liquid or gas) that is defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” or a word, term, or phrase of similar meaning or regulatory effect under any Environmental Law.

“HoldCo” shall have the meaning set forth in Part I of Appendix C.

“Indebtedness” means all obligations of a Person (a) for borrowed money (including principal, accrued and unpaid interest, fees due, and any other amounts due), whether or not contingent, (b) evidenced by notes, bonds, debentures, mortgages or similar instruments or debt securities, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), including all seller notes and “earn out” payments, (d) under capital leases, (e) secured by a Lien on the assets of such

App. A-1 - 3

Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit, performance bonds and other similar instruments (whether or not drawn), (g) under any interest rate, currency or other hedging agreement (including collars) or commitment therefor, (h) to repay deposits or other amounts advanced by and owing to third parties, (i) under conditional sale or other title retention agreements relating to property purchased by such Person, (j) in the nature of guaranties of the obligations described in clauses (a) through (i) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (k) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.

“Indemnified Party” means either a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” shall have the meaning set forth in Section 6.2(c).

“Initial Purchase Price” shall have the meaning set forth in Part I of Appendix B.

“Intellectual Property” means all intellectual property rights, including, without limitation, (a) patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, trade names, service marks, trade dress, trade names, logos and corporate names and registration and applications for registration of any item listed in clause (b), together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered), works of authorship and copyrightable works, and registrations and applications for registration of any item in this clause (c), (d) computer software (whether in source code, object code or other form), data, databases and any documentation related to any item listed in this clause, (e) trade secrets and other confidential information (including confidential and proprietary know how, ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes, procedures and techniques, research and development information, drawings, blueprints, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (f) all rights of privacy and publicity, (g) other intellectual property rights and (h) copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means (a) with respect to Seller, the actual knowledge of the persons identified in Part VII of Appendix B, which shall include at a minimum (i) the senior developer responsible for the Project, (ii) the construction manager responsible for the Project, (iii) the transaction counsel responsible for the financing of the Project and (iv) the finance manager responsible for the financing of the Project and (b) with respect to the Purchaser, the actual knowledge of the persons identified in Part VII of Appendix B opposite the name of the Purchaser.

“Laws” means all common law, laws, by-laws, statutes, treaties, rules, Orders, rulings, decisions, judgments, injunctions, awards, decrees, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, Permits or like action having the effect of law of any Governmental Authority.

“Lease” means a lease, ground lease, sublease, license, concession, easement, right of way, encroachment agreement, municipal right of way agreements, and road user agreements or other

App. A-1 - 4

written agreement, including any option relating thereto, in each case, governing real property, to which HoldCo or any of its Subsidiaries is a party or by which any of their respective assets is bound.

“Lien” on any asset means any mortgage, deed of trust, lien, hypothec, pledge, charge, security interest, restrictive covenant, right of first refusal, right of first offer, easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loss” means any and all losses (including loss of profit and loss of expected profit), claims, actions, liabilities, damages, expenses, diminution in value or deficiencies of any kind or character including all interest and other amounts payable to third parties, all liabilities on account of Taxes and all reasonable legal fees and expenses and other expenses reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.

“Material Adverse Effect” means any circumstance, matter, condition, development, change, event, occurrence, state of affairs, or effect that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or liabilities, financial condition or properties of HoldCo and its Subsidiaries, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated by this Agreement or otherwise perform any of its obligations under this Agreement; provided, however, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect:

(a)       any change in general economic, political or business conditions;

(b)       changes resulting from acts of war or terrorism or any escalation or worsening of any such acts of war or terrorism threatened or underway as of the date of this Agreement;

(c)       changes or developments generally affecting the power services industry;

(d)       any changes in accounting requirements or principles imposed by GAAP after the date of this Agreement;

(e)       any changes in applicable Law after the date of this Agreement; or

(f)       changes in the wind power industry that, in each case, generally affect companies in such industry;

provided that the incremental extent of any disproportionate change, event, occurrence, development, effect, condition, circumstance or matter described in clauses (a) through (f) with respect to HoldCo and its Subsidiaries, taken as a whole, relative to other similarly situated businesses in the wind power industry may be considered and taken into account in determining whether there has been a Material Adverse Effect.

App. A-1 - 5

“Material Contract” (i) any Material Lease, (ii) the Contracts set forth on Part I, III, IV and V of Appendix D and (iii) any other Contract to which HoldCo or any of its Subsidiaries is a party or by which any such Person, or any of their respective assets, is bound (A) providing for past or future payments by or to such HoldCo or any of its Subsidiaries in excess of $500,000 (or its Japanese Yen equivalent) annually or $1,000,000 (or its Japanese Yen equivalent) in the aggregate, (B) relating to any partnership, joint venture or other similar arrangement, (C) relating to any Indebtedness, (D) limiting the freedom of HoldCo or any of its Subsidiaries to compete in any line of business or with any Person or in any area or granting “most favored nation” or similar status, (E) with either Seller or any of such Seller’s Affiliates, (F) with Purchaser or any of its Affiliates, (G) relating to the acquisition or disposition of any business or material portion thereof (whether by merger, sale of stock, sale of assets or otherwise), (H) that was not entered into in the ordinary course of business of HoldCo and its Subsidiaries, or (I) the loss of which would result in a Material Adverse Effect.

“Material Contract Change” shall have the meaning set forth in Section 4.1(a).

“Material Leases” means all Leases related to the Project (i) the loss of which would result in a reduction in production of the Project or in its ability to deliver energy to the point of interconnection or would otherwise result in a Material Adverse Effect, or (ii) that are otherwise material to the operations of the Project.

“Order” means any writ, judgment, injunction, ruling, decision, order or similar direction of any Governmental Authority, whether preliminary or final.

“Organization Documents” means, with respect to (a) any corporation, its articles or certificate of incorporation and by-laws, (b) any limited partnership, its certificate or declaration of limited partnership and its partnership agreement, (c) any limited liability company, its articles or certificate of organization or formation and its operating agreement, members agreement or limited liability company agreement, or (d) any other Person, documents of similar substance.

“Outside Closing Date” shall have the meaning set forth in Part III of Appendix B.

“Permitted Lien” means any of the following: (a) Liens for Taxes either not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in the Project Company’s balance sheet in accordance with GAAP; (b) inchoate mechanics’ and materialmen’s Liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business either for amounts not yet due or which have not been perfected, filed or registered in accordance with applicable Law against HoldCo or any of its Subsidiaries, the Project or the Project Company Real Property; (c) as to any Project Company Real Property, title defects, easements, rights of first refusal, restrictions, irregularities, encumbrances (other than for borrowed money), encroachments, servitudes, rights of way and statutory Liens that do not or would not reasonably be expected to materially impair the value or use by HoldCo or any of its Subsidiaries of the Project Company Real Property and (d) security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of HoldCo or any of its Subsidiaries in the ordinary course of business.

App. A-1 - 6

“Permit” means filings, registrations, licenses, permits, notices, technical assistance letters, decrees, certificates, approvals, consents, waivers, Orders, authorizations, agreements, directions, instructions, grants, easements, exemptions, exceptions, variances and authorizations to or from any Governmental Authority.

“Person” means any individual, corporation, partnership, limited partnership, limited liability partnership, trust, business trust, estate, joint venture, unincorporated association, limited liability company, cooperative, Governmental Authority or other entity.

“Personal Property” means all office equipment, machinery, equipment, supplies, vehicles, tractors, trailers, tools, spare parts, production supplies, furniture and fixtures and other items of tangible personal property owned by HoldCo or any of its Subsidiaries used primarily in connection with ownership, maintenance or operation of the Project.

“Post-Closing Adjustment” shall have the meaning set forth in Part I of Appendix B.

“Post-Closing Tax Period” means, with respect to the applicable Closing Date, any Tax period beginning after the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means, with respect to the applicable Closing Date, any Tax period ending on or before the Closing Date; and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Project” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part II of Appendix C of the Agreement.

“Project Company” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part I of Appendix C of the Agreement.

“Project Company Real Property” means all real property of HoldCo and its Subsidiaries, together with all buildings, structures, improvements and fixtures of the Project thereon, (i) held pursuant to a Material Lease or (ii) required to be set forth on Part II of Appendix C.

“Purchase Price” shall have the meaning set forth in Section 1.1, and is more particularly described in Part I of Appendix B.

“Purchase Price Adjustment” shall have the meaning set forth in Part I of Appendix B.

“Purchase Rights Agreements” means that certain Amended and Restated Purchase Rights Agreement dated as of June 16, 2017 by and among Seller, Pattern Energy Group Inc. and, solely with respect to Article IV thereof, Pattern Energy Group Holdings LP and Pattern Energy GP LLC, as such agreement is amended, modified or supplemented in accordance with its terms.

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 6.1(a).

App. A-1 - 7

“Purchaser Subsidiary” shall have the meaning set forth in the recitals to this Agreement, and is more particularly described in Part II of Appendix C of the Agreement.

“Purchaser’s Maximum Liability” shall have the meaning set forth in Part VI of Appendix B.

“Rules” shall have the meaning set forth in Section 7.4(b).

“Securities Act” shall have the meaning set forth in Section 2.10.

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Party” shall have the meaning set forth in Section 6.1(b).

“Seller’s Maximum Liability” shall have the meaning set forth in Part VI of Appendix B.

“Straddle Tax Period” means, with respect to the Closing Date, a Tax period that begins on or before the Closing Date and ends thereafter.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Subsidiary Transferor” shall have the meaning set forth in Part I of Appendix C.

“Survival Period” shall have the meaning set forth in Part VI of Appendix B.

“Tax” or “Taxes” means, collectively all federal, state and local or foreign income, estimated, payroll, withholding, excise, sales, goods and services, harmonized, value-added, use, real and personal property, corporation, use and occupancy, business and occupation, mercantile, transfer, capital stock and franchise or other taxes, levies, duties, assessments, reassessments or other charges of any kind whatsoever (including interest, additions and penalties thereon), whether disputed or not.

“Tax Return” means any return, declaration, notice, form, report, claim for refund or information return or statement relating to the determination, assessment, collection or payment of Taxes or to the administration, implementation or enforcement of or compliance with any legal requirement pertaining to Taxes, including, for greater certainty, any schedule or attachment thereto.

“Third Party Claim” shall have the meaning set forth in Section 6.4(a).

“Third Party Claim Notice” shall have the meaning set forth in Section 6.4(a).

App. A-1 - 8

APPENDIX A-2: RULES OF CONSTRUCTION

1.	The singular includes the plural and the plural includes the singular.

2.	The word “or” is not exclusive.

3.	A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.	A reference to a Person includes its successors and permitted assigns.

5.	Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6.	The words “include,” “includes” and “including” are not limiting and shall be deemed to mean “include, without limitation”, “includes, without limitation” or “including, without limitation”.

7.	A reference to an Article, Section, Exhibit, Schedule or Appendix is to the Article, Section, Exhibit, Schedule or Appendix of this Agreement unless otherwise indicated.

8.	Any reference to “this Agreement”, “hereof,” “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

9.	Any reference to another agreement or document shall be construed as a reference to that other agreement or document as the same may have been, or may from time to time be, varied, amended, supplemented, substituted, novated, assigned or otherwise transferred.

10.	References to “days” shall mean calendar days, unless the term “Business Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11.	This Agreement is the result of negotiations among, and has been reviewed by, Seller, Purchaser, and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of the parties thereto, and no ambiguity shall be construed in favor of or against either Seller or Purchaser.

12.	The words “will” and “shall” shall be construed to have the same meaning and effect.

App. A-2 - 1

APPENDIX B: Transaction Terms and Conditions

Tsugaru Transaction – LP1
I. Purchase Price
“Purchase Price”:

An amount equal to the aggregate of:

(a)       $41,526,105, which amount shall be payable on the Closing Date (the “Initial Purchase Price”); and

(b)       ¥11,425,042,000, which amount shall be payable on the date (the “Final Completion Date”) on which the term conversion of the construction loan to a term loan is consummated or, if there shall be no such term conversion, the date on which commercial operations of the Project Company commences (the “Deferred Purchase Price” and, together with the Initial Purchase Price, the “Purchase Price”).

Currency:	US Dollars, or when otherwise provided, Japanese Yen.
“Purchase Price Adjustment”:	To the extent that after the date hereof and prior to the Closing, Seller contributes any additional equity capital to HoldCo or any of its Subsidiaries (excluding any capital contribution through Green Power Investment Corporation (“GPI”)), the Initial Purchase Price will be increased on a dollar-for-dollar basis to reflect such additional contributed capital.
Post-Closing Adjustment:

At and after the Closing, the Deferred Purchase Price will be adjusted as follows:

(A)  If the Final Project Costs for the Project at the point of term conversion of the construction loan are less than or equal to the Construction Budget, the Deferred Purchase Price will be increased by an amount equal to the lesser of (i) nine hundred sixty nine million Japanese Yen (¥969,000,000) and (ii) the product of (1) 95.00% and (2) the amount by which the Construction Budget exceeds the Final Project Costs (disregarding this clause (2) if it is a negative number).

(B)  If the Final Project Costs for the Project at the point of term conversion of the construction loan exceed the Construction Budget, then the Deferred Purchase Price will be reduced by an amount equal the lesser of (i) nine hundred sixty nine million Japanese Yen (¥969,000,000) and (ii) the product of (1) 95.00% and (2)(x) the Final Project Costs less (y) the Construction Budget.

(C)  On the Final Completion Date, the Deferred Purchase Price will be adjusted to reflect the Financial Model Adjustment as follows:

If the Financial Model Adjustment is positive, the Deferred Purchase Price payable by Purchaser to Seller on the Final Completion Date will be increased by an amount equal to the product of (x) 95.00% and (y) the Financial Model Adjustment.

If the Financial Model Adjustment is negative, the Deferred Purchase Price payable by Purchaser to Seller on the Final Completion Date will be decreased by an amount equal to the product of (x) 95.00% and (y) the Financial Model Adjustment.

“Construction Budget” means the final amount of the construction budget as defined in the Tsugaru Credit Agreement, less any GE Inclusion Amount.

“Final Project Costs” means the actual incurred or accrued (in the case of interest during construction) costs to construct the Project, including all of the costs outlined in the Construction Budget, which have actually been incurred, and excluding the GE Inclusion Amount.

“GE Inclusion Amount” is equal to the yen amount (if any) that the lenders under the Tsugaru Credit Agreement agree to include as Project Costs in the final, executed version of the Tsugaru Credit Agreement, which is expected to be Japanese Yen 1,276,000,000.

“Project Costs” means (i) the final amount of the Project Costs as defined in the Tsugaru Credit Agreement, less (ii) the GE Inclusion Amount, if any; provided that if there are any material changes to the definitions of “Project Costs” or “Construction Budget” (including material changes to any of the defined terms used therein) set forth in the Tsugaru Credit Agreement, then the parties will cooperate in good faith to make any appropriate changes to the definitions of “Project Costs” or “Construction Budget,” as applicable, as such term is used herein.

“Tsugaru Credit Agreement” means that certain draft credit agreement dated January 10, 2018, to be entered into by and among the Project Company as Borrower, the Bank of Tokyo-Mitsubishi UFJ, Ltd. as Administrative Agent and the other parties thereto.

Financial Model Adjustment

“Financial Model Adjustment” means an increase or decrease, as the case may be, in the Deferred Purchase Price payable at the Final Completion Date necessary to maintain under the updated Financial Model contemplated by paragraphs (1) and (2) below the 20 year after tax IRR of the Purchaser (which shall be denominated in Japanese Yen) (the “Purchaser’s Return”) on a basis consistent with the calculations in the Financial Model. The Financial Model Adjustment shall be determined as follows:

(1) In lieu of the updated Financial Model delivered pursuant to Section 1.5(a)(iii) of the Agreement, not less than five (5) Business Days prior to the Final Completion Date the Purchaser shall deliver to the Seller (A) an updated Financial Model for the Project reflecting the adjustments specified in paragraph (2) below; and (B) a detailed calculation of the proposed Purchase Price Adjustment applicable to the Deferred Purchase Price. The Seller shall have a period of two (2) Business Days to review and confirm the updates to the Financial Model and the calculation of the Purchase Price Adjustment applicable to the Deferred Purchase Price. If the Seller disapproves of such updates to the Financial Model and/or the calculation of the Purchase Price Adjustment applicable to the Deferred Purchase Price, the parties shall have a further period of two (2) Business Days to negotiate the same. In the event that the parties cannot agree on such updates to the Financial Model and/or calculation of the Purchase Price Adjustment applicable to the Deferred Purchase Price (acting reasonably) following such two (2) Business Day period, (x) the parties shall resolve any dispute in accordance with the procedures set forth in Section 1.5(a)(iii) (which, for the avoidance of doubt, shall not delay the Final Completion Date) and (y) the amount in dispute shall be retained by the Purchaser until the dispute is resolved as aforesaid. Subject to the foregoing, Purchase shall deliver to Seller a signed direction containing the final determination of the Deferred Purchase Price (less any disputed amount) for the Seller not less than two (2) Business Days prior to the Final Completion Date.

(2) The updated Financial Model delivered pursuant to paragraph (1) shall reflect any changes since the date of this Agreement through the Final Completion Date that could reasonably be expected to impact the Purchaser’s Return but solely to the extent relating to:

(A)       changes in the final financing terms for the Project (including the terms of any project debt financing);

(B)       changes to reflect amendments to or new Material Contracts that have an economic impact on the Project;

(C)       changes in the amounts and timing of material acquired assets and liabilities not associated with operating the Project in the ordinary course, including consumption tax reimbursements, system upgrades and warranty claims;

(D)       changes to the Final Completion Date from the expected Final Completion Date;

(E)       changes in the timing of Closing, the amount and timing of payment of the Initial Purchase Price, the Deferred Purchase Price and any Purchase Price Adjustments, and the amount and date of the initial distribution to the Purchaser (considering any distributions received by the Seller prior to Closing, and with the Seller leaving a reasonable amount of working capital in the project to fund near term payables);

(F)        manifest errors; and

(G)       changes to the net capacity factor (NCF) directly attributable to any changes to as-built conditions.

Deferred Purchase Price:	See definition in Part I above
Payment Mechanics and Payee Information:	Seller Bank: ABA: Account #: Account Name: SWIFT:
II. Signing Date Deliverables
Seller’s Signing Date Deliverables:

Duly executed copies of:

•      Purchase and Sale Agreement by and between Purchaser and Seller related to Purchaser’s acquisition of the membership interests of GK Green Power Kanagi, GK Green Power Otsuki and GK Green Power Futtsu (the “Kanagi, Ohorayama and Futtsu LP1 PSA”), as of the date hereof; and

•      Deferred Payment Agreement by and between Purchaser and Seller (the “Deferred Payment Agreement”), as of the date hereof.

Purchaser’s Signing Date Deliverables:

Duly executed copies of:

•      the Kanagi, Ohorayama and Futtsu LP1 PSA;

•      Purchase and Sale Agreement by and between Purchaser and GPI related to the Project Company (the “Tsugaru GPI PSA”), as of the date hereof;

•      Purchase and Sale Agreement by and between Purchaser and GPI related to Purchaser’s acquisition of membership interest of GK Green Power Kanagi, GK Green Power Otsuki and Otsuki Wind Power Corporation (the “Kanagi, Ohorayama and Otsuki GPI PSA”), as of the date hereof; and

•      the Deferred Payment Agreement.

III. Closing
Closing Location:	At the offices of Purchaser: Pier 1, Bay 3 San Francisco, CA 94111
Expected Closing Date:	March 5, 2018
Outside Closing Date:	June 30, 2018
IV. Closing Deliverables & Conditions Precedent to Closing

Additional Closing Deliverables of Seller:

In addition to the closing deliverables set forth in Section 1.5(a) of the Agreement, Seller shall deliver, or cause to be delivered, to Purchaser the additional closing deliverables set forth in Appendix B-1.

Additional Closing Deliverables of Purchaser:

In addition to the closing deliverables set forth in Section 1.5(b) of the Agreement, Purchaser shall deliver, or cause to be delivered, to Seller the additional closing deliverables set forth in Appendix B-2.

Additional Conditions Precedent to Each Party’s Obligations to Close:

In addition to the conditions precedent set forth in Section 5.1 of the Agreement, the obligation of Purchaser and Seller to Close is subject to the additional conditions precedent set forth in Appendix B-3.

Additional Conditions Precedent to Purchaser’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.2 of the Agreement, the obligation of Purchaser to Close is subject to the additional conditions precedent set forth in Appendix B-4.
Additional Conditions Precedent to Seller’s Obligations to Close:	In addition to the conditions precedent set forth in Section 5.3 of the Agreement, the obligation of Seller to Close is subject to the additional conditions precedent set forth in Appendix B-5.
V. Additional Termination Rights
By Either Purchaser or Seller:	N/A
By Purchaser:

Purchaser shall have the right to terminate this Agreement without any liability or payment, at any time prior to the occurrence of the Closing hereunder, if:

•      any of the Kanagi, Ohorayama and Futtsu LP1 PSA, the Kanagi, Ohorayama and Otsuki GPI PSA or the Tsugaru GPI PSA are terminated for any reason prior to the closing of the Acquisitions (as defined therein) contemplated thereby; or

•      one or more circumstances, developments, changes or events has occurred since the date hereof that, individually or in the aggregate, could reasonably be expected to result in the failure of a condition to closing the financing with respect to the Project contemplated under the Tsugaru Credit Agreement.

By Seller:	N/A
VI. Indemnification Provisions
Additional Seller Indemnity Obligations:	None
Additional Purchaser Indemnity Obligations:	None

Survival Period:	Until the date that is 12 months after the Closing, except for (i) the representations and warranties in Sections 2.1, 2.2, 2.3(a), 2.6 and 2.11 and any claim for any breach of any representation or warranty involving actual fraud or willful misrepresentation, which shall survive until the expiration of the relevant statute of limitations, (ii) the representation and warranty in Section 2.18 with respect to the Indebtedness of HoldCo and its Subsidiaries, which shall survive until the date that is the later of: (A) 6 months after the Closing; and (B) 3 months following the completion of the Project Company’s first annual audited financial statements for a fiscal year ending after the Closing, and (iii) the representations and warranties in Section 2.9, which shall survive until the date that is 60 days after the expiration of the period, if any, during which an assessment, reassessment or other form of recognized written demand assessing liability for Tax, interest or penalties under applicable Law in respect of any taxation year to which such representations and warranties relate could be issued to HoldCo or any of its Subsidiaries (the “Survival Period”).
Allocation of Indemnification Payments:

With respect to any indemnification payments to be made by the Seller under this Agreement with respect to (i) any Tsugaru Representations and/or (ii) any covenants contained in Article 4 of this Agreement to the extent relating to the Project Company and its Subsidiaries (“Project Level Indemnity Obligations”), the following shall apply: (x) the amount of any Losses shall be determined as if the Seller had indirectly owned and sold to Purchaser both (i) the Acquired Interests under this Agreement and (ii) the Acquired Interests (as defined in the GPI PSA) and (y) the aggregate amount of such indemnification payments shall be made severally and not jointly by GPI and Seller in the following proportions: 5.00% by GPI and 95.00% by Seller; provided, further that the foregoing allocation shall not apply to any actual fraud or willful misrepresentation by either GPI or Seller, and each of GPI and Seller shall remain fully liable for its own actual fraud or willful misrepresentation as and to the extent provided for in this Agreement (in the case of Seller) and the GPI PSA (in the case of GPI).

“Tsugaru Representations” means the representations and warranties with respect to the Project and the Project Company and its Subsidiaries.

Limitation on Liability:	“Basket Amount”:

1.00% of the Aggregate Tsugaru Purchase Price; provided that any amounts paid by GPI with respect to Project Level Indemnity Obligations relating to breaches of Tsugaru Representations shall be deemed to have been paid by Seller for purposes of applying the Basket Amount.

“Aggregate Tsugaru Purchase Price” means the sum of (i) the Purchase Price under this Agreement plus (ii) the purchase price set forth in the GPI PSA; provided that with respect to any matters that are not Project Level Indemnity Obligations, the Basket Amount and Seller’s Maximum Liability shall be determined with reference to the amount in clause (i) above only without including the amount in clause (ii).

“Seller’s Maximum Liability”

11.00% of the Aggregate Tsugaru Purchase Price; provided that any amounts paid by GPI with respect to Project Level Indemnity Obligations shall be deemed to have been paid by Seller for purposes of applying the Basket Amount.

	“Purchaser’s Maximum Liability”:	11.00% of the Purchase Price.
Additional Refund or Reimbursement Obligations:	By Purchaser or Purchaser Indemnified Party: None By either Seller or any Seller Indemnified Party: None
Set-off	Purchaser shall have the right to set off any indemnification payments to be made by Seller, on a dollar-for-dollar basis, against any amounts payable to Seller pursuant to the Post-Closing Adjustment in Part I of Appendix B and/or the Deferred Purchase Price and/or that certain Deferred Payment Agreement dated as of the date hereof between Pattern Energy Group Inc. and Pattern Energy Group LP.
VII. Additional Transaction Terms
Required Governmental Approvals:

1.     Subsidiary Purchaser to submit a prior notification to give consent to change the business purpose of the Project Company with the Form 3.

2.     Pattern US Finance Company LLC to submit to Bank of Japan a prior notification of inward direct investment (tainai chokusetsu toshi) in regard to the investment in Subsidiary Purchaser pursuant to the Foreign Exchange and Foreign Trade Act of Japan.

3.     Subsidiary Purchaser to submitt to Bank of Japan a prior notification of inward direct investment (tainai chokusetsu toshi) in regard to the investment in the Project Company pursuant to the Foreign Exchange and Foreign Trade Act of Japan.

Persons with Knowledge:

Purchaser’s Persons with Knowledge: Esben Pedersen, Mike Lyon and Dyann Blaine

Seller’s Persons with Knowledge: Mark Anderson, Christopher McCune, Liz Krall, Yukitake Hayashi, Yoshiyuki Mitsuhashi, Kevin Deters and Frank Davis

Additional Assignment Rights:	Assignment Rights of Seller: None Assignment Rights of Purchaser: None
Governing Law:	New York

Notice Information:	To Purchaser:	Pier 1, Bay 3 San Francisco, CA 94111 Attention: General Counsel Phone: 415-283-4000 Fax: 415-362-7900
	To Seller:	Pier 1, Bay 3 San Francisco, CA 94111 Attention: General Counsel Phone: 415-283-4000 Fax: 415-362-7900

APPENDIX B-1:

ADDITIONAL CLOSING DELIVERABLES OF Seller

1.	A properly executed Assignment and Assumption Agreement between Subsidiary Transferor and Subsidiary Purchaser transferring 100% of the equity interests in HoldCo.

APPENDIX B-2:

Additional Closing Deliverables of purchaser

Copies or originals of the following documents, each dated as of or prior to the Closing Date:

1.	A properly executed Assignment and Assumption Agreement between Subsidiary Transferor and Subsidiary Purchaser transferring 100% of the equity interests in HoldCo.

APPENDIX B-3:

Additional Conditions Precedent to

Each Party’s Obligations to Close

1.	Receipt of the required Governmental Approvals (excluding the post-closing items) identified in Part VII of Appendix B.

2.	The Project Company shall have negotiated the final, execution version of the Tsugaru Credit Agreement (or a replacement financing with institutional lenders) substantially on the terms of such draft; provided that any material changes from the Tsugaru Credit Agreement shall require the mutual approval of Purchaser and Seller, each acting reasonably and in good faith. The proposed lenders thereto shall be ready and willing to execute and deliver such financing.

3.	Neither Purchaser or Seller shall have obligation to consummate the Closing if, after the date hereof and prior to the Closing, Seller or an Affiliate thereof has made equity capital contributions to, including payments on behalf of, HoldCo or any of its Subsidiaries (other than GPI), and the Financial Model, after giving effect to the Purchase Price Adjustment corresponding to such additional equity capital contributions set forth in Part I of Appendix B, would result in a negative Purchase Price.

4.	The Subsidiary Purchaser shall have negotiated the final, execution version of an equity back leverage loan (the “EBL”) in form and substance reasonably satisfactory to Purchase, and proposed lenders thereunder shall be ready and willing to execute and deliver such financing.

appendix B-4:

ADDITIONAL CONDITIONS PRECEDENT TO

PURCHASER’S OBLIGATIONS TO CLOSE

1.	The closing under the Tsugaru GPI PSA shall occur immediately prior to the Closing hereunder.

appendix B-5:

Additional Conditions Precedent to

SELLER’S Obligations to Close

None.

appendix C: Acquired Interests; Ownership Structure;

and Project Information

TSUGARU TRANSACTION – LP1
I. Acquired Interests & Ownership Structure
Project Company:	Green Power Tsugaru GK, a Japanese godo kaisha
Holding Company (“HoldCo”):	Tsugaru Holdings LLC, a Delaware limited liability company
Subsidiaries of HoldCo	Project Company
Subsidiaries of Project Company	None
Subsidiary Purchaser

Green Power Tsugaru Holdings GK, a Japanese godo kaisha.

Immediately prior to Closing under this Agreement, Purchaser will cause its Subsidiary, Pattern US Finance Company LLC, a Delaware limited liability company, to purchase 100% of the membership interests in Green Power Tsugaru Holdings GK from the selling entity pursuant to the Tsugaru GPI PSA

Subsidiary Transferor	Pattern Development Japan Holdings LLC, a Delaware limited liability company
Percentage of Project Company Acquired by Purchaser:	95.00%
Percentage Retained by Seller:	0.00%
Acquired Interests:	100% of Seller’s membership interests in HoldCo (the “Acquired Interests”).

Direct or Indirect Co-Owners of Project Company:	Structure Immediately Prior to the Closing

Direct or Indirect Co-Owners of Project Company (cont.):	Structure Immediately Following the Closing
II. Project Information
Project:	Nameplate capacity: 121.6 MW Location: Aomori Prefecture, Japan Wind turbine type and manufacturer: General Electric 3.2-103
Commercial Operation Date of Project:	Mid-2020 (estimate)

Permits & Governmental Approvals:	See attached Appendix C-1.
Legal description of Project site (i.e., real property description):	See attached Appendix C-2.

APPENDIX C-1: PERMITS & GOVERNMENTAL APPROVALS

PERMITS

Document
1.

Environmental Impact Assessment Act and Prefecture Ordinance:

(a) Submission and public notice of environmental impact assessment report (hyoukasho);

(b) Receipt of confirmatory notice from METI (kakutei tsuchi); and

(c) Submission of notice of commencement of construction works to Aomori prefecture (chakko todoke).

2.	FIT Law: (a) Approval (setsubi nintei) by Minister of Economy, Trade and Industry of Japan. (b) Notice regarding Deemed FIT Business Plan Approval (minashi nintei ikou tetsuzuki kanryo no oshirase)
3.

Forest Act:

(a) Permit for activities in protecting forest (hoanrin nai sagyou kyoka) by the chief of Northwest Branch Office of Aomori Prefecture.

(b) Notification of felling in forest (bassai todoke) to the Mayor of Tsugaru City.

4.

Non-Legal Public Property Management Regulations:

Permits for use of non-legal public properties (houtei-gai koukyoubutsu shiyou kyoka) from the following municipalities:

(a) Tsugaru City

(b) Tsuruta Town

5.	Soil Contamination Countermeasures Act: Notifications to and acceptances by Aomori Prefecture regarding changes to land character.
6.

Factory Location Act:

(a) Notification related to new construction of designated factories and application for shortening of the restricted period to the Mayor of Tsugaru City.

(b) Permit for shortening the restricted period by the Mayor of Tsugaru City.

7.	Construction Waste Recycling Act: Notification of demolition and new construction work of a certain scale to Aomori Prefecture.
8.

Act on Promoting Generation of Electricity from Renewable Energy Sources Harmonized with Sound Development of Agriculture, Forestry and Fisheries:

Application to and approval by the Mayor of Tsugaru City for the facility construction plan (setsubi seibi keikaku).

9.	Agricultural Land Act: Permits for temporary conversion of agricultural lands by the governor of Aomori Prefecture.
10.	Act on Establishment of Agricultural Promotion Regions: Permit to change the area of Agricultural Promotion Area.
11.	Aomori Prefecture Landscape Ordinance Notification to and acceptance notice by the Governor of Aomori Prefecture for a large-scale development.

12.

Road Act:

(a) Road occupancy permission from the following municipalities:

(i) Tsugaru City

(ii) Aomori Prefecture

(iii) Tsuruta Town

(b) Approval for road construction (douro kouji sekou shounin) by the following municipalities:

(i) Tsugaru City

(ii) Aomori Prefecture

(iii) Tsuruta Town

13.	Tsugaru City Financial Regulations: Permit for use of administrative assets by the Mayor of Tsugaru City.
14.	Cultural Assets Preservation Act: Notifications of digging to the Tsugaru City Board of Education.
15.	River Act: River crossing permits for Iwaki-gawa River (a national river) and Yamada-gawa River (a prefectural river) (currently under application).
16.

Electricity Business Act:

(a)  Submission of Project Safety Conditions (hoan kitei) to the manager of Kanto Tohoku Industrial Safety and Inspection Department.

(b)  Notifications of construction plan (kouji keikaku no todokede) to the manager of Kanto Tohoku Industrial Safety and Inspection Department.

(c)  Notification of appointment of chief electrical engineer (denki shunin gijutsusha sen-nin no todokede) to the manager of Kanto Tohoku Industrial Safety and Inspection Department.

(d)  Filing of power producer (hatsuden jigyousha) to the chief of Tohoku Bureau of Economy, Trade and Industry.

(e)  Notification of supply plan (kyoukyu keikaku todokede) to the Minister of Economy, Trade and Industry of Japan.

17.	Wire Telecommunications Act: Notification of installation of wire telecommunications equipment to the Minister of the Internal Affairs and Communications.
18.	Industrial Safety and Health Act: Notification of construction plan to Goshogawara Labor Standards Supervision Office.

19.

Land Improvement Act:

Permits for use of land improvement assets (tochi kairyou zaisan) from the following Land Improvement Districts and municipalities:

(a) Byobusan Land Improvement District

(b) Nishi Tsugaru Land Improvement District

(c) Aomori Prefecture

(d) Edagawa Tsuruta Land Improvement District

(e) Goshogawara Hokubu Land Improvement District

20.	Road Traffic Act: Road use permission.

APPENDIX C-2: LEGAL DESCRIPTION OF PROJECT SITE

The real estate documents listed in Article V (Real Estate Documents) of Appendix D (Documents & Key Counterparties) are incorporated herein by reference.

APPENDIX D: Documents & Key Counterparties1

Tsugaru Transaction
I. Material Project Agreements & Key Counterparties
Contract for the Sale of Power Generation Equipment and Related Services	Date: October 19, 2017 General Electric International Inc.
Balance of Plant Contract for Tsugaru Wind Farm	Date: July 10, 2017 Kajima Corporation Tohoku Branch
Limited Notice to Proceed No. 1	Date: December 1, 2016 Kajima Corporation Tohoku Branch
Limited Notice to Proceed No. 2	Date: April 5, 2017 Kajima Corporation Tohoku Branch
Limited Notice to Proceed No. 3	Date: June 1, 2017 Kajima Corporation Tohoku Branch
Limited Notice to Proceed No. 4	Date: June 1, 2017 (as amended) Kajima Corporation Tohoku Branch
Scope Change Order No. 1 to Limited Notice to Proceed No. 1, 2 and 3	Date: August 9, 2017 Kajima Corporation Tohoku Branch
Limited Notice to Proceed No. 5	Date: September 1, 2017 Kajima Corporation Tohoku Branch
Limited Notice to Proceed No. 6	Date: October 16, 2017 (as amended) Kajima Corporation Tohoku Branch
Agreement (for construction of transmission line)	Date: December 27, 2017 East Japan Railway Company
Full Service Agreement	Date: October 19, 2017 General Electric International, Inc. (Japan Branch)
Management, Operation, and Maintenance Services Agreement	Date: To be executed in conjunction with the project financing Green Power Operation GK
Project Administration Agreement	Date: To be executed in conjunction with the project financing Green Power Operation GK
General Electric Company Parent Guaranty Agreement - Turbine Supply Agreement	Date: February 1, 2018 General Electric International Inc.
General Electric Company Parent Guaranty Agreement - Full Service Agreement	Date: February 1, 2018 General Electric International Inc.
Insurance Policy (DSU)	Date: February 7, 2018 Swiss Re International SE, Japan Branch
Insurance Policy (EAR)	Date: February 7, 2018 Swiss Re International SE, Japan Branch
Power Purchase Agreement	Date: March 31, 2017(amended on January 26, 2018) Tohoku Electric Power Company
Notice of Interconnection, Invoice for Contribution in Aid of Construction Cost	Date: December 27, 2017 Tohoku Electric Power Company

1 Certain documents and agreements listed in Appendix D have not been executed and are in form substantially consistent with the terms described to Purchaser on or prior to the date hereof.

II. Reports, Other Deliverables and Consultants
Independent Engineer:	Mott MacDonald Japan KK
Independent Engineer’s Report:	Tsugaru Wind Farm Lenders’ Technical Advisor Final Report, dated September 23, 2017
Insurance Consultant:	JLT Japan Limited
Insurance Consultant’s Report:	Tsugaru Wind Farm Insurance Advisory Report, dated February 5, 2018
Independent Financial Model Advisor:	Tokyo Kyodo Accounting Office
Independent Financial Model Advisor’s Report:	Draft Report on the Results of the Agreed Procedure regarding Wind Power Project, dated February 8, 2018
Wind Consultant:	DNV GL AS Japan Branch
Wind Consultant’s Report:	Report Ref. 195057-JPYO-R-01-E, dated October 20, 2017
III. Financing Arrangements & Key Counterparties
Tsugaru Credit Agreement	Under negotiation with lenders.
IV. Equity and Co-Ownership Arrangements & Key Counterparties
Members’ Agreement	Date: May 27, 2014 Green Power Tsugaru Holdings GK and Tsugaru Holdings LLC
Amendment to Members’ Agreement	Date: January 31, 2018 Green Power Tsugaru Holdings GK and Tsugaru Holdings LLC
Contribution Agreement	None
Development Fee Agreement	Date: November 21, 2017 Green Power Tsugaru GK, Green Power Investment Corporation, Green Power Tsugaru Holdings GK and Tsugaru Holdings LLC
GPI Development Service Agreement	Date: May 27, 2014 Green Power Tsugaru GK and Green Power Investment Corporation
GPI Development Service Agreement amendment	March 31, 2016 Green Power Tsugaru GK and Green Power Investment Corporation
PEGLP Development Service Agreement	Date: May 27, 2014 Green Power Tsugaru GK and Pattern Development Japan GK
PEGLP Development Service Agreement amendment	Date: March 31, 2016 Green Power Tsugaru GK and Pattern Development Japan GK
PEGLP Development Loan Agreement	May 27, 2014 Green Power Tsugaru GK and Tsugaru Holdings LLC
V. Real Estate Documents
Real Property Agreement	Land Plots
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of June 29, 2017 by and between Go Sasaki and Green Power Tsugaru GK	Washinosawa 443-2, 443-1
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 18, 2017 by and between Hitoshi Kudo and Green Power Tsugaru GK	Washinosawa 444-1, 444-2
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of June 29, 2017 by and between Go Sasaki and Green Power Tsugaru GK	Washinosawa 443-2; 443-1

Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 18, 2017 by and between Hitoshi Kudo and Green Power Tsugaru GK	Washinosawa 444-2; 444-1, 445, 446
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 18, 2017 by and between Manabu Narumi and Green Power Tsugaru GK	Washinosawa 440-1, 440-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 19, 2017 by and between Haruo Narumi and Green Power Tsugaru GK	Washinosawa 439
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 18, 2017 by and between Manabu Narumi and Green Power Tsugaru GK	Washinosawa 440-2; 440-1
Easement Agreement (chiekiken settei keiyakusho) dated as of July 19, 2017 by and between Haruo Narumi and Green Power Tsugaru GK	Washinosawa 439
Easement Agreement (chiekiken settei keiyakusho) dated as of July 20, 2017 by and between Fusashi Kudo and Green Power Tsugaru GK	Washinosawa 430
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 11, 2017 by and between Yukiko Hirayama and Green Power Tsugaru GK	Washinosawa 436-1, 436-2, 437
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 18, 2017 by and between Tokio Kudo and Green Power Tsugaru GK	Washinosawa 438
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 19, 2017 by and between Yukiko Hirayama and Green Power Tsugaru GK	Washinosawa 436-2; 436-1, 437
Easement Agreement (chiekiken settei keiyakusho) dated as of July 18, 2017 by and between Hideo Narumi and Green Power Tsugaru GK	Washinosawa 433
Easement Agreement (chiekiken settei keiyakusho) dated as of August 4, 2017 by and between Takeyoshi Kudo and Green Power Tsugaru GK	Washinosawa 432
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 25, 2017 by and between Kyoichi Kudo and Green Power Tsugaru GK	Washinosawa 605-1, 605-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 19, 2017 by and between Kazuichi Kudo and Green Power Tsugaru GK	Washinosawa 606
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 25, 2017 by and between Kyoichi Kudo and Green Power Tsugaru GK	Washinosawa 605-2; 605-1
Easement Agreement (chiekiken settei keiyakusho) dated as of July 19, 2017 by and between Tsuyoshi Kudo and Green Power Tsugaru GK	Washinosawa 604
Easement Agreement (chiekiken settei keiyakusho) dated as of July 19, 2017 by and between Kazuichi Kudo and Green Power Tsugaru GK	Washinosawa 606
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 19, 2017 by and between Kazuichi Kudo and Green Power Tsugaru GK	Washinosawa 600-1, 600-2, 601-1, 601-2

Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 19, 2017 by and between Kazuichi Kudo and Green Power Tsugaru GK	Washinosawa 600-2, 601-2; 600-1, 601-1
Easement Agreement (chiekiken settei keiyakusho) dated as of August 2, 2017 by and between Hideo Kudo and Green Power Tsugaru GK	Washinosawa 599
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of June 2, 2017 by and between Masami Kudo and Green Power Tsugaru GK	Washinosawa 596-1, 596-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 4, 2017 by and between Hideyuki Sonoda and Green Power Tsugaru GK	Washinosawa 597
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of June 2, 2017 by and between Masami Kudo and Green Power Tsugaru GK	Washinosawa 596-2; 596-1
Easement Agreement (chiekiken settei keiyakusho) dated as of July 4, 2017 by and between Hideyuki Sonoda and Green Power Tsugaru GK	Washinosawa 597
Easement Agreement (chiekiken settei keiyakusho) dated as of July 4, 2017 by and between Masanori Otaka and Green Power Tsugaru GK	Washinosawa 595
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 7, 2017 by and between Futoshi Sato and Green Power Tsugaru GK	Washinosawa 189-1, 189-2
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 7, 2017 by and between Futoshi Sato and Green Power Tsugaru GK	Washinosawa 189-2; 189-1
Easement Agreement (chiekiken settei keiyakusho) dated as of July 11, 2017 by and between Yukimori Ito and Green Power Tsugaru GK	Washinosawa 186
Easement Agreement (chiekiken settei keiyakusho) dated as of July 11, 2017 by and between Ikuo Matsuhashi and Green Power Tsugaru GK	Washinosawa 185-1, 185-2
Easement Agreement (chiekiken settei keiyakusho) dated as of July 18, 2017 by and between Chikara Era and Green Power Tsugaru GK	Washinosawa 191
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 4, 2017 by and between Koichi Sato and Green Power Tsugaru GK	Washinosawa 184-4, 184-8
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 11, 2017 by and between Ikuo Matsuhashi and Green Power Tsugaru GK	Washinosawa 184-3
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 4, 2017 by and between Koichi Sato and Green Power Tsugaru GK	Washinosawa 184-8; 184-4
Easement Agreement (chiekiken settei keiyakusho) dated as of July 11, 2017 by and between Ikuo Matsuhashi and Green Power Tsugaru GK	Washinosawa 184-3
Easement of Access Agreement (tsukou chiekiken tou settei keiyakusho) dated as of August 21, 2017 by and between Koichi Sato and Green Power Tsugaru GK	Washinosawa 184-4

Easement Agreement (chiekiken settei keiyakusho) dated as of September 19, 2017 by and between Ikuo Matsuhashi and Green Power Tsugaru GK	Washinosawa 184-3
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 25, 2017 by and between Susumu Narumi and Green Power Tsugaru GK	Washinosawa 500, 501-1, 501-2
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 25, 2017 by and between Susumu Narumi and Green Power Tsugaru GK	Washinosawa 501-2; 500, 501-1
Easement Agreement (chiekiken settei keiyakusho) dated as of July 19, 2017 by and between Yuzo Noro and Green Power Tsugaru GK	Washinosawa 502
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 19, 2017 by and between Kazuo Kudo and Green Power Tsugaru GK	Washinosawa 486-1, 486-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 19, 2017 by and between Ryoko Sakamoto and Green Power Tsugaru GK	Washinosawa 485
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 19, 2017 by and between Kazuo Kudo and Green Power Tsugaru GK	Washinosawa 486-2; 486-1, 487
Easement Agreement (chiekiken settei keiyakusho) dated as of July 19, 2017 by and between Ryoko Sakamoto and Green Power Tsugaru GK	Washinosawa 485
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 19, 2017 by and between Tomoko Kudo and Green Power Tsugaru GK	Washinosawa 638-1, 638-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 19, 2017 by and between Kenichi Sasaki and Green Power Tsugaru GK	Washinosawa 639
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 19, 2017 by and between Tomoko Kudo and Green Power Tsugaru GK	Washinosawa 638-2; 638-1
Easement Agreement (chiekiken settei keiyakusho) dated as of July 19, 2017 by and between Kenichi Sasaki and Green Power Tsugaru GK	Washinosawa 639
Easement Agreement (chiekiken settei keiyakusho) dated as of July 18, 2017 by and between Chikara Era and Green Power Tsugaru GK	Washinosawa 637
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 25, 2017 by and between Kazuhiro Narumi and Green Power Tsugaru GK	Washinosawa 630-1, 630-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 19, 2017 by and between Takeshi Kudo and Green Power Tsugaru GK	Washinosawa 629
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 25, 2017 by and between Kazuhiro Narumi and Green Power Tsugaru GK	Washinosawa 630-2; 630-1, 631
Easement Agreement (chiekiken settei keiyakusho) dated as of July 19, 2017 by and between Takeshi Kudo and Green Power Tsugaru GK	Washinosawa 629

Easement of Access Agreement (tsukou chiekiken tou settei keiyakusho) dated as of August 21, 2017 by and between Kazuhiro Narumi and Green Power Tsugaru GK	Washinosawa 630-1, 631
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of June 13, 2017 by and between Fumio Kudo and Green Power Tsugaru GK	Washinosawa 218-1, 218-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 18, 2017 by and between Shigeru Oyama and Green Power Tsugaru GK	Washinosawa 219
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of June 13, 2017 by and between Fumio Kudo and Green Power Tsugaru GK	Washinosawa 218-2; 218-1
Easement Agreement (chiekiken settei keiyakusho) dated as of July 18, 2017 by and between Shigeru Oyama and Green Power Tsugaru GK	Washinosawa 219
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 7, 2017 by and between Yuji Kajiura and Green Power Tsugaru GK	Washinosawa 214-1, 214-2
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 7, 2017 by and between Yuji Kajiura and Green Power Tsugaru GK	Washinosawa 214-2; 214-1
Easement Agreement (chiekiken settei keiyakusho) dated as of July 11, 2017 by and between Ryoichi Sato and Green Power Tsugaru GK	Washinosawa 215
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 7, 2017 by and between Kousei Sato and Green Power Tsugaru GK	Washinosawa 209-1, 209-2
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 7, 2017 by and between Kousei Sato and Green Power Tsugaru GK	Washinosawa 209-2; 209-1
Easement Agreement (chiekiken settei keiyakusho) dated as of July 11, 2017 by and between Kenji Ono and Green Power Tsugaru GK	Washinosawa 196
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 21, 2017 by and between Norimasa Masuda and Green Power Tsugaru GK	Washinosawa 536-1, 536-2, 537
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of August 21, 2017 by and between Norimasa Masuda and Green Power Tsugaru GK	Washinosawa 536-2, 536-1, 537
Easement Agreement (chiekiken settei keiyakusho) dated as of December 27, 2017 by and between Ushigata Neighborhood Association and Green Power Tsugaru GK	Washinosawa 180-1
Easement Agreement (chiekiken settei keiyakusho) dated as of September 22, 2017 by and between Norimasa Masuda and Green Power Tsugaru GK	Washinosawa 536-1
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 18, 2017 by and between Tokiharu Sasaki and Green Power Tsugaru GK	Washinosawa 525-1, 525-2
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 18, 2017 by and between Tokiharu Sasaki and Green Power Tsugaru GK	Washinosawa 525-2; 525-1, 526

Easement Agreement (chiekiken settei keiyakusho) dated as of July 18, 2017 by and between Toko Kanazawa and Green Power Tsugaru GK	Washinosawa 524
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 19, 2017 by and between Tetsuo Sasaki and Green Power Tsugaru GK	Washinosawa 660-1, 660-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 2, 2017 by and between Katsuo Sasaki and Green Power Tsugaru GK	Washinosawa 659
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 19, 2017 by and between Tetsuo Sasaki and Green Power Tsugaru GK	Washinosawa 660-2; 660-1
Easement Agreement (chiekiken settei keiyakusho) dated as of August 2, 2017 by and between Katsuo Sasaki and Green Power Tsugaru GK	Washinosawa 659
Easement Agreement (chiekiken settei keiyakusho) dated as of July 19, 2017 by and between Shinya Sasaki and Green Power Tsugaru GK	Washinosawa 551
Easement Agreement (chiekiken settei keiyakusho) dated as of December 27, 2017 by and between Ushigata Neighborhood Association and Green Power Tsugaru GK	Washinosawa 181-2, 128-3, 129-52
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of December 4, 2017 by and between Shimo Ushigata Neighborhood Association and Green Power Tsugaru GK	Washinosawa 182-1, 182-2
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of December 4, 2017 by and between Shimo Ushigata Neighborhood Association and Green Power Tsugaru GK	Washinosawa 182-2; 182-1
Easement Agreement (chiekiken settei keiyakusho) dated as of September 6, 2017 by and between Hitoshi Mitsuhashi and Green Power Tsugaru GK	Washinosawa 656
Easement Agreement (chiekiken settei keiyakusho) dated as of September 6, 2017 by and between Ikuo Kudo and Green Power Tsugaru GK	Washinosawa 667
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 19, 2017 by and between Seiichi Era and Green Power Tsugaru GK	Washinosawa 254-1, 254-2
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 19, 2017 by and between Seiichi Era and Green Power Tsugaru GK	Washinosawa 254-2; 253, 254-1
Easement Agreement (chiekiken settei keiyakusho) dated as of July 11, 2017 by and between Ikuo Matsuhashi and Green Power Tsugaru GK	Washinosawa 262
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 21, 2017 by and between Yatsue Masuda and Green Power Tsugaru GK	Washinosawa 246-1, 246-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 25, 2017 by and between Eiichi Kudo and Green Power Tsugaru GK	Washinosawa 245-1, 245-2
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of August 21, 2017 by and between Yatsue Masuda and Green Power Tsugaru GK	Washinosawa 246-2; 246-1

Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 25, 2017 by and between Eiichi Kudo and Green Power Tsugaru GK	Washinosawa 245-2; 245-1
Easement Agreement (chiekiken settei keiyakusho) dated as of July 19, 2017 by and between Takeshi Kudo and Green Power Tsugaru GK	Washinosawa 247
Easement Agreement (chiekiken settei keiyakusho) dated as of July 11, 2017 by and between Tsuyoshi Sasaki and Green Power Tsugaru GK	Washinosawa 249
Easement Agreement (chiekiken settei keiyakusho) dated as of December 21, 2017 by and between Yatsue Masuda and Green Power Tsugaru GK	Washinosawa 246-1
Easement Agreement (chiekiken settei keiyakusho) dated as of December 18, 2017 by and between Eiichi Kudo and Green Power Tsugaru GK	Washinosawa 245-1
Tateoka Property Ward Property Lease Agreement (Tateoka zaisanku-yu- zaisan chintaishaku keiyakusho) dated as of November 30, 2017 by and between Tateoka Property Ward and Green Power Tsugaru GK	Kamisawabe 141-12
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of June 13, 2017 by and between Katsuhiro Kudo and Green Power Tsugaru GK	Kamisawabe 177, 178-1, 178-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 25, 2017 by and between Matsuko Miura and Green Power Tsugaru GK	Kamisawabe 176
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of June 13, 2017 by and between Katsuhiro Kudo and Green Power Tsugaru GK	Kamisawabe 178-2; Kamisawabe 178-1, 177
Easement Agreement (chiekiken settei keiyakusho) dated as of September 6, 2017 by and between SK Farm KK and Green Power Tsugaru GK	Kamisawabe 179
Easement Agreement (chiekiken settei keiyakusho) dated as of July 25, 2017 by and between Matsuko Miura and Green Power Tsugaru GK	Kamisawabe 176
Tateoka Property Ward Property Lease Agreement (Tateoka zaisanku-yu-zaisan chintaishaku keiyakusho) dated as of November 30, 2017 by and between Tateoka Property Ward and Green Power Tsugaru GK	Kamisawabe 142-24
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 11, 2017 by and between Hisashi Noro and Green Power Tsugaru GK	Kamisawabe 142-185, 142-48
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of June 13, 2017 by and between Shozo Echigodani and Green Power Tsugaru GK	Kamisawabe 142-45, 142-46, 142-47, 142-182
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of September 11, 2017 by and between Hisashi Noro and Green Power Tsugaru GK	Kamisawabe 142-185; Kamisawabe 142-48
Easement Agreement (chiekiken settei keiyakusho) dated as of June 13, 2017 by and between Shozo Echigodani and Green Power Tsugaru GK	Kamisawabe 142-46, 142-47, 142-53

Easement of Access Agreement (tsukou chiekiken tou settei keiyakusho) dated as of September 11, 2017 by and between Hisashi Noro and Green Power Tsugaru GK	Kamisawabe 142-48
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of June 29, 2017 by and between Hidemaro Noro and Green Power Tsugaru GK	Kamisawabe 153-1, 153-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 11, 2017 by and between Nobu Sato and Green Power Tsugaru GK	Kamisawabe 154-1, 154-2
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of June 29, 2017 by and between Hidemaro Noro and Green Power Tsugaru GK	Kamisawabe 153-2; Kamisawabe 153-1
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of June 13, 2017 by and between Nobu Sato and Green Power Tsugaru GK	Kamisawabe 154-2; Kamisawabe 154-1
Easement Agreement (chiekiken settei keiyakusho) dated as of September 19, 2017 by and between Katsuji Sato and Green Power Tsugaru GK	Kamisawabe 142-15
Easement Agreement (chiekiken settei keiyakusho) dated as of August 2, 2017 by and between Setsuo Noro and Green Power Tsugaru GK	Kamisawabe 142-107
Easement Agreement (chiekiken settei keiyakusho) dated as of July 25, 2017 by and between Tsumie Noro and Green Power Tsugaru GK	Kamisawabe 142-13, 142-111
Easement Agreement (chiekiken settei keiyakusho) dated as of July 25, 2017 by and between Kyokichi Tonuma and Green Power Tsugaru GK	Kamisawabe 142-12, 142-14, 142-109, 142-113
Easement Agreement (chiekiken settei keiyakusho) dated as of July 25, 2017 by and between Shingo Kannari and Green Power Tsugaru GK	Kamisawabe 155
Easement Agreement (chiekiken settei keiyakusho) dated as of August 2, 2017 by and between Mayumi Noro and Green Power Tsugaru GK	Nozaki 3-5
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of June 21, 2017 by and between Akihito Niioka and Green Power Tsugaru GK	Kijimorionuma 190-1, 190-2, 191
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of June 21, 2017 by and between Akihito Niioka and Green Power Tsugaru GK	Kijimorionuma 190-2; Kirjimorionuma 188-1, 188-2, 189, 190-1, 191
Easement Agreement (chiekiken settei keiyakusho) dated as of July 7, 2017 by and between Eichi Mikami and Green Power Tsugaru GK	Kijimorionuma 197, 198
Easement Agreement (chiekiken settei keiyakusho) dated as of July 4, 2017 by and between Tomoharu Niioka and Green Power Tsugaru GK	Kijimorionuma 196
Easement Agreement (chiekiken settei keiyakusho) dated as of July 11, 2017 by and between Yuji Sato and Green Power Tsugaru GK	Kijimorionuma 48
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 2, 2017 by and between Sumie Niioka and Green Power Tsugaru GK	Kijimorionuma 227, 228-1, 228-3

Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of August 2, 2017 by and between Sumie Niioka and Green Power Tsugaru GK	Kijimorionuma 228-3; 227, 228-1
Easement Agreement (chiekiken settei keiyakusho) dated as of August 15, 2017 by and between Ryo Niioka and Green Power Tsugaru GK	Kijimorionuma 209-1, 209-2, 209-3
Easement Agreement (chiekiken settei keiyakusho) dated as of September 19, 2017 by and between Sumie Niioka and Green Power Tsugaru GK	Kijimorionuma 228-1, 227
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 2, 2017 by and between Tetsumi Nagauchi and Green Power Tsugaru GK	Kijimoridaira 113-1, 113-2, 113-6, 113-3, 113-5
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 8, 2017 by and between Kimue Nagauchi and Green Power Tsugaru GK	Kijimorionuma 244-1, 244-2
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of August 2, 2017 by and between Tetsumi Nagauchi and Green Power Tsugaru GK	Kijimoridaira 113-6; 113-1, 113-2, 113-3, 113-5
Easement Agreement (chiekiken settei keiyakusho) dated as of September 8, 2017 by and between between Kinue Nagauchi and Green Power Tsugaru GK	Kijimoridaira 134-17, Kijimorionuma 244-1, 244-2
Easement of Access Agreement (tsukou chiekiken tou settei keiyakusho) dated as of September 22, 2017 by and between Tetsumi Nagauchi and Green Power Tsugaru GK	Kijimoridaira 113-5
Agreement to blades in airspace above irrigation channels (yoakusuiro tou joku ni hane ga kakaru kotoni kansuru doui) dated as of July 20, 2017 by and between the Dekishima Hojo Seibi Kumiai and Green Power Tsugaru GK	T32: Kijimorionuma 467, 468, 471, 472; T33: Kijimorionuma 471, 483, 485
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 7, 2017 by and between Akimitsu Niioka and Green Power Tsugaru GK	Kijimorionuma 288-1, 288-2, 289
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of September 7, 2017 by and between Akimitsu Niioka and Green Power Tsugaru GK	Kijimorionuma 288-2; Kijimorionuma 288-1, 289
Lease Agreement (tsugaru-shi dekishima zaisankuyu zaisan chintaishaku keiyakusho) dated as of December 28, 2017 by and between Tsugaru-shi Dekishima Property Ward and Green Power Tsugaru GK	Kijimorionuma 146-1
Easement Agreement (chiekiken settei keiyakusho) dated as of September 7, 2017 by and between Akimitsu Niioka and Green Power Tsugaru GK	Kijimorionuma 288-1
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 2, 2017 by and between Saiko Niioka and Green Power Tsugaru GK	Kijimorionuma 327-1, 327-2, 328-1, 328-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 2, 2017 by and between Nori Niioka and Green Power Tsugaru GK	Kijimorionuma 326-1, 326-2
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of December 28, 2017 by and between Saiko Niioka and Green Power Tsugaru GK	Kijimorionuma 327-1

Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of December 28, 2017 by and between Nori Niioka and Green Power Tsugaru GK	Kijimorionuma 326-1
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of August 2, 2017 by and between Saiko Niioka and Green Power Tsugaru GK	Kijimorionuma 327-2, 328-2; Kijimorionuma 327-1, 328-1
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of August 2, 2017 by and between Nori Niioka and Green Power Tsugaru GK	Kijimorionuma 326-2; Kijimorionuma 326-1
Easement Agreement (chiekiken settei keiyakusho) dated as of August 29, 2017 by and between Hiroki Niioka and Green Power Tsugaru GK	Kijimoridaira 144-2
Easement Agreement (chiekiken settei keiyakusho) dated as of August 21, 2017 by and between Takeharu Saito and Green Power Tsugaru GK	Kijimorionuma 339, 340, 341
Lease Agreement (tsugaru-shi dekishima zaisankuyu zaisan chintaishaku keiyakusho) dated as of December 28, 2017 by and between Tsugaru-shi Dekishima Property Ward and Green Power Tsugaru GK	Kijimorionuma 146-66
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 2, 2017 by and between Toyozou Kimura and Green Power Tsugaru GK	Kijimoridaira 188-1, 188-3
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 11, 2017 by and between Takasue Nagauchi and Green Power Tsugaru GK	Kijimoridaira 189-1, 189-3
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 4, 2017 by and between Noriko Niioka and Green Power Tsugaru GK	Kijimoridaira 190-1
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 11, 2017 by and between Hideyuki Niioka and Green Power Tsugaru GK	Kijimoridaira 186
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of August 2, 2017 by and between Toyozou Kimura and Green Power Tsugaru GK	Kijimoridaira 188-3; Kijimoridaira 188-1
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 11, 2017 by and between Takasue Nagauchi and Green Power Tsugaru GK	Kijimoridaira 189-3; Kijimoridaira 189-1
Easement Agreement (chiekiken settei keiyakusho) dated as of August 4, 2017 by and between Noriko Niioka and Green Power Tsugaru GK	Kijimoridaira 187, 190-1, 190-2
Easement Agreement (chiekiken settei keiyakusho) dated as of September 11, 2017 by and between Hideyuki Niioka and Green Power Tsugaru GK	Kijimoridaira 186
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 6, 2017 by and between Yoshimichi Narita and Green Power Tsugaru GK	Miyoshino 125-51, 125-264, 125-236
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of September 6, 2017 by and between Yoshimichi Narita and Green Power Tsugaru GK	Miyoshino 125-264; Miyoshino 125-51, 125-237
Easement Agreement (chiekiken settei keiyakusho) dated as of August 2, 2017 by and between Keiko Narita and Green Power Tsugaru GK	Miyoshino 125-50, 125-52

Easement Agreement (chiekiken settei keiyakusho) dated as of August 29, 2017 by and between Yu Niioka and Green Power Tsugaru GK	Miyoshino 125-74
Easement of Access Agreement (tsukou chiekiken tou settei keiyakusho) dated as of September 6, 2017 by and between Yoshimichi Narita and Green Power Tsugaru GK	Miyoshino 125-51, 125-236
Easement Agreement (chiekiken settei keiyakusho) dated as of September 22, 2017 by and between Yoshimichi Narita and Green Power Tsugaru GK	Miyoshino 125-237, 125-51, 125-236
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 21, 2017 by and between Ryoko Hanada and Green Power Tsugaru GK	Miyoshino 125-96, 125-260
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 6, 2017 by and between Katsuichi Niioka and Green Power Tsugaru GK	Miyoshino 125-95
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 25, 2017 by and between Hironori Tsushima and Green Power Tsugaru GK	Miyoshino 125-97
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of August 21, 2017 by and between Ryoko Hanada and Green Power Tsugaru GK	Miyoshino 125-260; Miyoshino 125-96
Easement Agreement (chiekiken settei keiyakusho) dated as of September 6, 2017 by and between Katsuichi Niioka and Green Power Tsugaru GK	Miyoshino 125-95
Easement Agreement (chiekiken settei keiyakusho) dated as of July 25, 2017 by and between Hironori Tsushima and Green Power Tsugaru GK	Miyoshino 125-97
Easement Agreement (chiekiken settei keiyakusho) dated as of August 2, 2017 by and between Keiko Narita and Green Power Tsugaru GK	Miyoshino 125-54, 125-55
Easement of Access Agreement (tsukou chiekiken tou settei keiyakusho) dated as of August 21, 2017 by and between Ryoko Hanada and Green Power Tsugaru GK	Miyoshino 125-96
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 25, 2017 by and between Fujiyuki Hasegawa and Green Power Tsugaru GK	Miyoshino 75, 125-149, 15-263
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 2, 2017 by and between Kako Hasegawa and Green Power Tsugaru GK	Miyoshino 125-150
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of July 25, 2017 by and between Fujiyuki Hasegawa and Green Power Tsugaru GK	Miyoshino 125-263; Miyoshino 125-149
Easement Agreement (chiekiken settei keiyakusho) dated as of July 25, 2017 by and between Sachie Sato and Green Power Tsugaru GK	Miyoshino 76, 85
Easement Agreement (chiekiken settei keiyakusho) dated as of July 25, 2017 by and between Katsumi Kimura and Green Power Tsugaru GK	Miyoshino 77
Easement Agreement (chiekiken settei keiyakusho) dated as of July 25, 2017 by and between Mitsuyuki Hasegawa and Green Power Tsugaru GK	Miyoshino 125-148

Easement Agreement (chiekiken settei keiyakusho) dated as of August 2, 2017 by and between Kako Hasegawa and Green Power Tsugaru GK	Miyoshino 125-150
Easement of Access Agreement (tsukou chiekiken tou settei keiyakusho) dated as of August 21, 2017 by and between Fujiyuki Hasegawa and Green Power Tsugaru GK	Miyoshino 125-149
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 19, 2017 by and between Shinobu Tamura and Green Power Tsugaru GK	Miyoshino 125-125, 125-261
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of September 29, 2017 by and between Shinobu Tamura and Green Power Tsugaru GK	Miyoshino 125-261; Miyoshino 125-125
Easement Agreement (chiekiken settei keiyakusho) dated as of September 29, 2017 by and between Satoshi Kimura and Green Power Tsugaru GK	Miyoshino 125-123
Easement Agreement (chiekiken settei keiyakusho) dated as of September 29, 2017 by and between Toshiko Hasegawa and Green Power Tsugaru GK	Miyoshino 125-111
Easement of Access Agreement (tsukou chiekiken tou settei keiyakusho) dated as of September 19, 2017 by and between Shinobu Tamura and Green Power Tsugaru GK	Miyoshino 125-125
Easement Agreement (chiekiken settei keiyakusho) dated as of September 19, 2017 by and between Shinobu Tamura and Green Power Tsugaru GK	Miyoshino 125-125
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 29, 2017 by and between Yu Niioka and Green Power Tsugaru GK	Miyoshino 125-193, 125-262, 125-190
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of July 31, 2017 by and between Takatoshi Niioka and Green Power Tsugaru GK	Miyoshino 125-192
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of August 29, 2017 by and between Yu Niioka and Green Power Tsugaru GK	Miyoshino 125-262; Miyoshino 125-190, 125-193
Easement Agreement (chiekiken settei keiyakusho) dated as of August 2, 2017 by and between Motoshi Sato and Green Power Tsugaru GK	Miyoshino 125-197
Easement Agreement (chiekiken settei keiyakusho) dated as of August 29, 2017 by and between Shoichi Niioka and Green Power Tsugaru GK	Miyoshino 125-198, 125-199
Easement Agreement (chiekiken settei keiyakusho) dated as of July 31, 2017 by and between Takatoshi Niioka and Green Power Tsugaru GK	Miyoshino 125-192
Easement Agreement (chiekiken settei keiyakusho) dated as of October 5, 2017 by and between Kouji Chida and Green Power Tsugaru GK	Miyoshino 125-196
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 6, 2017 by and between Hiroshi Niioka and Green Power Tsugaru GK	Miyoshino 124-36, 124-93, 124-94
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 15, 2017 by and between Yoshinori Kudo and Green Power Tsugaru GK	Miyoshino 34-1

Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 21, 2017 by and between Ryuichi Kimura and Green Power Tsugaru GK	Miyoshino 195
Superficies and Easement Agreement (chijouken tou settei keiyakusho) dated as of September 6, 2017 by and between Hiroshi Niioka and Green Power Tsugaru GK	Miyoshino 124-93; Miyoshino 124-36, 124-37, 124-94
Easement Agreement (chiekiken settei keiyakusho) dated as of August 15, 2017 by and between Yoshinori Kudo and Green Power Tsugaru GK	Miyoshino 34-1
Easement Agreement (chiekiken settei keiyakusho) dated as of August 21, 2017 by and between Ryuichi Kimura and Green Power Tsugaru GK	Miyoshino 195
Easement Agreement (chiekiken settei keiyakusho) dated as of August 4, 2017 by and between Soeji Osanai and Green Power Tsugaru GK	Miyoshino 66, 192
Easement Agreement (chiekiken settei keiyakusho) dated as of August 4, 2017 by and between Hiroyuki Kimura and Green Power Tsugaru GK	Miyoshino 124-35
Easement Agreement (chiekiken settei keiyakusho) dated as of December 11, 2017 by and between Byobusan Land Improvement Ward and Green Power Tsugaru GK

Washinosawa

T1: 671, 690, 691

T2: 688

T3: 684,

T4: 861, 862

T5: 854, 855, 856, 857, 858, 859, 860, 861, 862, 916

T6: 853, 854, 855

T7: 290, 291, 292, 293, 294, 296, 297, 361

T8: 282, 283

T9: 732, 733

T10: 720, 721

T11: 906, 907

T12: 901, 902

T13: 330, 331, 332

T14: 324, 330, 331, 336, 338, 339, 361

T15: 299, 316, 317

T16: 762, 794, 795, 796, 799

T17: 771, 772, 773

T18: 773, 949, 950, T19: 962, 963

T20: 381, 382, 383, 388, 391, 394, 395

T21: 373, 374

T23: 318, 319, 320, 322, 323, 324, 342

Superficies Agreement (chijouken settei keiyakusho) dated as of June 13, 2017 by and between Katsuhiro Kudo and Green Power Tsugaru GK	Wakakusa 5-1
Superficies Agreement (chijouken settei keiyakusho) dated as of May 26, 2017 by and between Nobuyuki Nara and Green Power Tsugaru GK	Moritacho Shimo Aino Noda 11
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of October 12, 2017 by and between Masaya Suginomori and Green Power Tsugaru GK	Moritacho Shimo Aino Noda 17

Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 11, 2017 by and between Shoji Sakamoto and Green Power Tsugaru GK	Kitatsugaru-gun Tsuruta-machi Kowamaki Oyanagi 160-1, 161-1
Easement of Access Agreement (tsukou chiekiken tou settei keiyakusho) dated as of October 12, 2017 by and between Masaya Suginomori and Green Power Tsugaru GK	Moritacho Shimo Aino Noda 17
Easement Agreement (chiekiken settei keiyakusho) dated as of September 11, 2017 by and between Shoji Sakamoto and Green Power Tsugaru GK	Kitatsugaru-gun Tsuruta-machi Kowamaki Oyanagi 160-1, 161-1
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 4, 2017 by and between Takeyoshi Kudo and Green Power Tsugaru GK	Washinosawa 432
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 2, 2017 by and between Teruo Narumi and Green Power Tsugaru GK	Washinosawa 481, 482
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 29, 2017 by and between Tomeharu Ohta and Green Power Tsugaru GK	Washinosawa 495
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 29, 2017 by and between Susumu Narumi and Green Power Tsugaru GK	Washinosawa 494
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 21, 2017 by and between Norimasa Masuda and Green Power Tsugaru GK	Washinosawa 527
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 6, 2017 by and between Tokiharu Sasaki and Green Power Tsugaru GK	Washinosawa 526
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 6, 2017 by and between Mutsuo Kudo and Green Power Tsugaru GK	Washinosawa 544
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 6, 2017 by and between Katsunori Narumi and Green Power Tsugaru GK	Washinosawa 545
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 6, 2017 by and between Manabu Narumi and Green Power Tsugaru GK	Washinosawa 627
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 6, 2017 by and between Tsunemi Kudo and Green Power Tsugaru GK	Washinosawa 636
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 6, 2017 by and between Chikara Era and Green Power Tsugaru GK	Washinosawa 637
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 29, 2017 by and between Kyoichi Kudo and Green Power Tsugaru GK	Washinosawa 644
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 4, 2017 by and between Tsuneaki Kudo and Green Power Tsugaru GK	Washinosawa 258, 259
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 29, 2017 by and between Setsuko Kudo and Green Power Tsugaru GK	Washinosawa 666

Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 21, 2017 by and between Ryuji Chida and Green Power Tsugaru GK	Miyoshino 125-86, 273-5
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 2, 2017 by and between Masaki Kudo and Green Power Tsugaru GK	Washinosawa 206
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 15, 2017 by and between Toshikazu Suto and Green Power Tsugaru GK	Washinosawa 222
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 4, 2017 by and between Shoji Sato and Green Power Tsugaru GK	Washinosawa 226
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 29, 2017 by and between Kyokichi Tonuma and Green Power Tsugaru GK	Kamisawabe 142-108
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 6, 2017 by and between Setsuo Noro and Green Power Tsugaru GK	Kamisawabe 142-106
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 6, 2017 by and between Fumitake Kodate and Green Power Tsugaru GK	Kamisawabe 203
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 29, 2017 by and between Keiko Nishikubo and Green Power Tsugaru GK	Kamisawabe 275
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 29, 2017 by and between Hidemaro Noro and Green Power Tsugaru GK	Kamisawabe 276
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of September 6, 2017 by and between Tamiharu Noro and Green Power Tsugaru GK	Kamisawabe 136-108, 143-90
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 29, 2017 by and between Akio Noro and Green Power Tsugaru GK	Miyoshino 125-134
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 2, 2017 by and between Emi Kimura and Green Power Tsugaru GK	Miyoshino 125-141
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 29, 2017 by and between Hiroshi Niioka and Green Power Tsugaru GK	Miyoshino 124-37
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 29, 2017 by and between Hiroyuki Niioka and Green Power Tsugaru GK	Kijimorionuma 292
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of August 29, 2017 by and between Kaneharu Narita and Green Power Tsugaru GK	Kijimorionuma 338
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of November 1, 2017 by and between Katsuo Hanada and Green Power Tsugaru GK	Miyoshino 125-185, 125-188
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of November 1, 2017 by and between Yu Hasegawa and Green Power Tsugaru GK	Miyoshino 125-186

Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of November 1, 2017 by and between Yoshinori Hasegawa and Green Power Tsugaru GK	Miyoshino 125-187
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of November 1, 2017 by and between Toshiaki Kimura and Green Power Tsugaru GK	Miyoshino 125-189
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of November 1, 2017 by and between Yu Niioka and Green Power Tsugaru GK	Miyoshino 125-190
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of November 1, 2017 by and between Akio Noro and Green Power Tsugaru GK	Miyoshino 125-134
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of November 1, 2017 by and between Seiji Sato and Green Power Tsugaru GK	Miyoshino 125-146
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of November 1, 2017 by and between Fujiyuki Hasegawa and Green Power Tsugaru GK	Miyoshino 125-138
Lease Agreement (tochi no shiyou tou nitsuite no onegai) dated as of November 1, 2017 by and between Shigeru Kimura and Green Power Tsugaru GK	Miyoshino 125-143, 125-142

APPENDIX E: AFFILIATE TRANSACTIONS

1. Management, Operation, and Maintenance Services Agreement
Execution Date	To be executed in conjunction with the project financing
Parties	Project Company and Green Power Operation GK
Term	Initial Term: 20 years from the date 6 months prior to the Anticipated COD Project Company may request to extend the Term for 5 years or less
Fee	JPY 70,445,000 as fixed annual fee, plus Reimbursable Expenses and Reimbursable Expenses Fee
Payment Term	Monthly payment in arrears
Termination	In addition to typical causes of termination, the Project Company may terminate the agreement for convenience at any time after the end of second year after the COD with 180 days prior written notice by paying the Termination Fee.
Services	Operation, maintenance and management of the Wind Plant

2. Project Administration Agreement
Execution Date	To be executed in conjunction with the project financing
Parties	Project Company and Green Power Operation GK
Term	Initial Term: 20 years from the date 6 months prior to the Anticipated COD Project Company may request to extend the Term for 5 years or less
Fee	JPY 36,415,000 as fixed annual fee, plus Reimbursable Expenses and Reimbursable Expenses Fee
Payment Term	Monthly payment in arrears
Termination	In addition to typical causes of termination, the Project Company may terminate the agreement for convenience at any time after the end of second year after the COD with 180 days prior written notice by paying the Termination Fee.
Services	Administrative services of the Project Company and Wind Plant

3.	Project Administration Agreement to be entered into between Green Power Operation GK and HoldCo upon the execution of the EBL.

4.	Master Services Agreement to be entered into between the Project Company and GPI at the closing of the project financing.

5.	Development Fee Agreement between the Project Company, GPI, HoldCo and Green Power Tsugaru Holdings GK dated as of November 21, 2017.

6.	Development Services Agreement between the Project Company and Pattern Development Japan GK dated as of May 27, 2014 (as amended on March 31, 2016).

7.	Development Services Agreement between the Project Company and GPI dated as of May 27, 2014 (as amended on March 31, 2016).

8.	Development Loan Agreement between the Project Company and Tsugaru Holdings LLC dated as of May 27, 2014.

9.	The intercompany loan between GPI and Green Power Tsugaru Holdings GK, a Japanese godo kaisha, to be fully paid off at Closing.